Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 28, 2024

BY AND AMONG

WILLSCOT MOBILE MINI HOLDINGS CORP.,

BRUNELLO MERGER SUB I, INC.,

BRUNELLO MERGER SUB II, LLC,

and

MCGRATH RENTCORP

	4.25	Antitakeover Statutes.	57
	4.26	Opinion of Financial Advisors.	57
	4.27	Broker’s Fees.	58
	4.28	No Ownership of Parent Common Stock.	58
	4.29	No Rights Plan.	58
	4.30	No Other Company Representations and Warranties.	58
5.	REPRESENTATIONS AND WARRANTIES OF PARENT		59
	5.1	Corporate Existence and Power.	59
	5.2	Corporate Authorization.	59
	5.3	Governmental Authorization.	60
	5.4	Non-contravention.	60
	5.5	Capitalization.	61
	5.6	Subsidiaries.	62
	5.7	Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.	63
	5.8	Financial Statements and Financial Matters.	64
	5.9	Disclosure Documents.	65
	5.10	Absence of Certain Changes.	65
	5.11	No Undisclosed Liabilities.	65
	5.12	Litigation.	65
	5.13	Permits.	66
	5.14	Compliance with Applicable Laws.	66
	5.15	Taxes	67
	5.16	Broker’s Fees.	68
	5.17	No Ownership of Company Common Stock.	68
	5.18	Financing.	69
	5.19	Data Protection.	70
	5.20	Environmental Matters.	70
	5.21	No Other Parent Representations and Warranties.	71
6.	COVENANTS OF THE COMPANY		72
	6.1	Conduct of the Company.	72
	6.2	Access to Information; Confidentiality.	75
	6.3	No Solicitation by the Company; Company Adverse Recommendation Change.	76
	6.4	Company Shareholder Meeting.	81
	6.5	Key Employee Employment and Consulting Agreements.	81
7.	COVENANTS OF PARENT		81
	7.1	Conduct of Parent.	81
	7.2	Obligations of the Merger Subs and the Surviving Company.	82
	7.3	Director and Officer Liability.	83
	7.4	Employee Matters.	84
8.	COVENANTS OF PARENT AND THE COMPANY		86
	8.1	Regulatory Authorizations and Consents.	86
	8.2	SEC Matters.	88
	8.3	Financing and Financing Cooperation.	90
	8.4	Repayment of Company Notes.	93
	8.5	Repayment of Company Credit Facilities.	94
	8.6	Public Announcements.	94
	8.7	Notices of Certain Events.	94
	8.8	S-8 Filing Obligation	95
	8.9	Section 16 Matters.	95
	8.10	Transaction Litigation.	95
	8.11	Stock Exchange Matters.	95

	8.12	State Takeover Statutes.	96
	8.13	Tax Matters.	96
9.	CONDITIONS TO THE INTEGRATED MERGERS		96
	9.1	Conditions to the Obligations of Each Party.	96
	9.2	Conditions to the Obligations of Parent and the Merger Subs.	97
	9.3	Conditions to the Obligations of the Company.	98
10.	TERMINATION		98
	10.1	Termination.	98
	10.2	Effect of Termination.	100
	10.3	Termination Fee.	100
	10.4	Regulatory Termination Fee	102
	10.5	Costs Reimbursements	102
11.	MISCELLANEOUS		103
	11.1	Notices.	103
	11.2	Nonsurvival of Representations and Warranties.	104
	11.3	Amendments and Waivers.	104
	11.4	Expenses.	104
	11.5	Disclosure Schedule References and SEC Document References.	105
	11.6	Binding Effect; Benefit; Assignment.	105
	11.7	Governing Law.	105
	11.8	Jurisdiction/Venue.	106
	11.9	WAIVER OF JURY TRIAL.	107
	11.10	Counterparts; Effectiveness.	107
	11.11	Entire Agreement.	107
	11.12	Severability.	108
	11.13	Specific Performance.	108
	11.14	No Recourse; Limitation of Liability.	108
	11.15	Conflicts.	109

EXHIBITS

Exhibit A:   First-Step Merger Articles

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 28, 2024, is by and among WillScot Mobile Mini Holdings Corp., a Delaware corporation (“Parent”), Brunello Merger Sub I, Inc., a California corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Brunello Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), and McGrath RentCorp, a California corporation (the “Company” and together with Parent, Merger Sub I and Merger Sub II, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub I will merge with and into the Company, with the Company surviving the merger as a direct wholly owned subsidiary of Parent (the “First-Step Merger”), and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”) with and into Merger Sub II, with Merger Sub II surviving the Second-Step Merger as a direct wholly owned subsidiary of Parent (hereinafter sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Parent Stock Issuance and the Integrated Mergers) are advisable, fair to and in the best interests of the Company’s shareholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Integrated Mergers); (c) directed that the approval and adoption of this Agreement (including the Integrated Mergers) be submitted to a vote at a meeting of the Company’s shareholders; and (d) resolved, subject to the terms and conditions of this Agreement, to recommend the approval and adoption of this Agreement (including the Integrated Mergers) by the Company’s shareholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Stock Issuance and the Integrated Mergers);

WHEREAS, the board of directors or managing member (as applicable) of each of the Merger Subs has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions (including the Integrated Mergers); and (b) determined that this Agreement, the Integrated Mergers and the other Transactions are fair to and in the best interests of the Merger Subs and Parent (as the Merger Subs’ sole equityholder);

WHEREAS, immediately following the execution of this Agreement, Parent, in its capacity as sole equityholder of each of the Merger Subs, is delivering its written consent approving and adopting this Agreement and the Integrated Mergers;

WHEREAS, the Parties intend that the Integrated Mergers will together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 368 and 1032 of the Code and the Treasury Regulations thereunder; and

WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Transactions and to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

1.	CERTAIN DEFINITIONS; INTERPRETATION

1.1	Definitions.

As used in this Agreement, the following terms have the following meanings:

“2022 Company PSU Award” has the meaning set forth in Section 3.3(c)(i).

“2023 Company PSU Award” has the meaning set forth in Section 3.3(c)(i).

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality, standstill and other material provisions that are no less favorable to the Company and no more favorable to any such Third Party than those contained in the Confidentiality Agreement and which confidentiality agreement shall not provide such Third Party with any exclusive right to negotiate with the Company nor shall require the Company or any Company Subsidiary to reimburse the costs or expenses of such Third Party.

“Adverse Regulatory Condition” has the meaning set forth in Section 8.1(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 8.3(b).

“Alternative Proposal” means any offer or proposal from any Person or group of Persons (other than Parent and its Subsidiaries, including the Merger Subs): (a) to acquire directly or indirectly, in a single transaction or a series of related transactions, (i) twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, or (ii) twenty percent (20%) or more of the issued and outstanding voting equity interests in the Company or in one or more Company Subsidiaries whose assets taken together constitute twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries; (b) for a tender offer or exchange offer that, if consummated, would result in such Person or group owning, directly or indirectly, twenty percent (20%) or more of the voting equity interests in the Company or in one or more Company Subsidiaries whose assets taken together constitute twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries; or (c) that involves any merger, reorganization, consolidation, business combination, binding share exchange, recapitalization, liquidation, dissolution or similar transaction, in each case, involving the Company and/or one or more of the Company Subsidiaries that results, directly or indirectly, in (i) the acquisition of twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries or (ii) the acquisition, conversion or exchange of securities representing twenty percent (20%) or more of the aggregate voting power of the Company (or of one or more Company Subsidiaries whose assets taken together constitute twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries).

“Anti-Corruption Laws” means all Laws concerning or relating to bribery and corruption in the public or private sector, including the FCPA, the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the UK Bribery Act 2010 and any other similar anti-bribery or anti-corruption Laws.

“Anti-Money Laundering Laws” means all Laws concerning or relating to money laundering, terrorist financing or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the Patriot Act), the UK Proceeds of Crime Act 2002 and any other similar anti-money laundering Laws.

“Antitakeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” (including Section 203 of the DGCL) or other similar state anti-takeover law.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Antitrust Laws.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2(a).

“Benefits Continuation Period” has the meaning set forth in Section 7.4(a).

“Borrowers” has the meaning set forth in Section 5.18.

“Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in Arizona, California or New York are authorized or required by Applicable Law to close.

“CARES Act” has the meaning set forth in Section 4.16(l).

“Cash Conversion Number” has the meaning set forth in Section 3.2(a)(i).

“Cash Election” has the meaning set forth in Section 3.1(a)(i)(A).

“Cash Election Number” has the meaning set forth in Section 3.2(a)(ii)(A).

“Cash Election Shares” has the meaning set forth in Section 3.1(a)(i)(A).

“Certificate” has the meaning set forth in Section 3.1(d).

“CGCL” has the meaning set forth in Section 2.1(a).

“Clean Team Agreement” has the meaning set forth in Section 6.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Expenses” means, with respect to the failure of one Party to pay any amount due pursuant to this Agreement to the other Party, (i) any costs and expenses (including reasonable legal fees and expenses) incurred by the other Party in connection with a legal action to enforce this Agreement that results in a judgment for such amount due, and (ii) interest on the amount in the foregoing clause (i) calculated from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

“Commitment Letter” has the meaning set forth in Section 5.18.

“Company” has the meaning set forth in the Preamble.

“Company’s 2024 Business Plan” has the meaning set forth in Section 6.1.

“Company Acquisition Agreement” has the meaning set forth in Section 6.3(a)(iv).

“Company Adverse Recommendation Change” means the Company Board or any applicable committee thereof: (a) failing to make, withdrawing, or amending, modifying or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement/Prospectus (in either preliminary or definitive form) that is mailed to the Company’s shareholders; (c) approving, adopting or recommending an Alternative Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten (10) Business Days after the commencement (within the meaning of Rules 14d-2(a) under the Securities Exchange Act) of such offer; (e) after public announcement of an Alternative Proposal made by a Person or Group of Persons other than Parent, failing to reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request to do so from Parent (which request Parent shall not make in excess of twice per Alternative Proposal and in excess of one additional request in respect of each modification to an Acquisition Proposal); or (f) proposing, resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.

“Company Balance Sheet Date” means December 31, 2022.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2(b).

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Credit Facilities” means, collectively, (i) that certain Second Amended and Restated Credit Agreement dated July 15, 2022, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, and the other lenders named therein, (ii) that certain Second Amended and Restated Credit Facility Letter Agreement, dated as of August 10, 2022, between the Company and MUFG Union Bank, N.A. and (iii) except in the context of Section 6.1(i), the Company Note Purchase Agreement.

“Company Data” means all data and information (including Personal Information) Processed by or for the Company and/or any of the Company Subsidiaries.

“Company Data Processing Policy” means each external or internal policy, statement, representation or notice made by or, at the Company or a Company Subsidiary’s request, for the Company or any of the Company Subsidiaries relating to the Processing (including cross-border transfer) of Company Data.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee” has the meaning set forth in Section 7.4(b).

“Company Employee Plan” means any (i) pension, retirement, profit-sharing, supplementary retirement, excess benefit, savings, health, welfare, medical, dental, vision, life insurance, accident insurance, workers’ compensation, Section 125 cafeteria, disability, travel, hospitalization, dependent care, long-term nursing care, legal, counselling, fringe benefits, tuition benefits, employee assistance, vacation, PTO, relocation or similar plan, agreement, arrangement, program or policy, or (ii) compensation, bonus, employment, consulting, severance, termination, change in control, transaction bonus, retention, equity or equity-based, phantom equity, incentive, deferred compensation, or similar plan, agreement, arrangement, program or policy; in either case, whether or not reduced to writing, whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any liability.

“Company Equity Awards” means the Company SARs, the Company RSU Awards and the Company PSU Awards issued pursuant to the Company Equity Plan.

“Company Equity Plan” means each of the Company’s 2016 Stock Incentive Plan, effective June 8, 2016, and the Company’s 2007 Stock Incentive Plan, in each case, as amended from time to time.

“Company Governmental Authorizations” has the meaning set forth in Section 4.3.

“Company Insurance Policies” has the meaning set forth in Section 4.22.

“Company IT Systems” means any and all Software, computers, hardware, servers, networks, platforms, workstations, routers, hubs, circuits, switches and other information or communications technology, hardware, networks, communications infrastructure, equipment, systems and services (including for voice, data or video), that are owned, leased, licensed or used or held for use by the Company or any of the Company Subsidiaries (including through cloud-based or other third-party service providers).

“Company Material Adverse Effect” means any fact, event, circumstance, development, occurrence, change or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, occurrences, changes or effects, has or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the ability of the Company to timely consummate the Closing (including the Integrated Mergers) on the terms set forth herein by the End Date; provided, that for purposes of clause (x) of this definition, none of the following shall be deemed to constitute, or shall be taken into account in determining whether a Company Material Adverse Effect has occurred, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes after the date hereof in general economic conditions in the United States or any foreign jurisdiction, or in the securities, credit, banking, financial, debt, currency or capital markets in the United States or in any foreign jurisdiction, including any changes in tax rates, interest rates, exchange rates or tariffs; (b) any changes after the date hereof in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in international or national political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism, or any other national or international crisis or emergency); (d) any hurricane, tornado, flood, earthquake or other natural disasters or calamities occurring after the date hereof; (e) any pandemic, epidemic, public health event or other contagion, including COVID-19 or any variations thereof (including any escalation or general worsening of any of the foregoing) occurring after the date hereof; (f) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing exclusion shall not apply to any underlying facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect); (g) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing exclusion shall not apply to any underlying facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect); (h) the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement and the Transactions (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that by its terms addresses the consequences of the execution and delivery of this Agreement or the consummation of the Transactions); (i) any changes after the date hereof in any Applicable Law or GAAP, or the interpretation or application thereof; (j) any action taken, or not taken, by the Company at the written request of or with the written consent of, Parent (including consent deemed to be given in accordance with Section 6.1 if Parent provides no written response after a written request by the Company for such consent); (k) any action taken, or not taken, by the Company to the extent expressly required or prohibited by this Agreement; and (l) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; except in the case of each of clause (a), (b), (c), (d), (e) or (i), to the extent that the effects of any such change has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to the adverse effect such change has on other companies operating in the industry in which the Company and the Company Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 8, 2023, among the Company, certain Company Subsidiaries party thereto, PGIM, Inc., and other signatories thereto.

“Company Notes” means, collectively, the outstanding $40 million in aggregate principal amount of 2.57% Series D Notes due 2028, $60 million in aggregate principal amount of 2.35% Series E Senior Notes due 2026 and $75 million in aggregate principal amount of 6.25% Series F Notes due 2030 issued pursuant to the Company Note Purchase Agreement.

“Company Organizational Documents” has the meaning set forth in Section 4.1(c).

“Company Owned IP” means all Registered Company IP and all other Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Permits” has the meaning set forth in Section 4.13.

“Company PSU Awards” means an award of restricted stock units covering shares of Company Common Stock subject to a performance-based vesting condition (which, for the avoidance of doubt, may also be subject to a time-based vesting condition).

“Company RSU Awards” means an award of restricted stock units covering shares of Company Common Stock subject to a time-based vesting condition.

“Company SAR” means a stock appreciation award covering shares of Company Common Stock subject to a time-based vesting condition.

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(a).

“Company Security Incident” has meaning set forth in Section 4.20(b).

“Company Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.

“Company Shareholder Approval” has the meaning set forth in Section 4.2(a).

“Company Shareholder Meeting” has the meaning set forth in Section 6.4(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Continuing Employee” means each employee (whether temporary, part-time or full-time) of the Company or any Company Subsidiary who remains employed with Parent, the Surviving Company or any of their respective Affiliates immediately after the Closing.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“Costs Reimbursement” has the meaning set forth in Section 10.5.

“D&O Insurance” has the meaning set forth in Section 7.3(b).

“Deemed Earned Units” has the meaning set forth in Section 3.3(c)(i).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“DLLCA” has the meaning set forth in Section 2.1(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Election” has the meaning set forth in Section 3.2(b)(i).

“Election Deadline” has the meaning set forth in Section 3.2(b)(iii).

“Election Period” has the meaning set forth in Section 3.2(b)(ii).

“Employment Continuation Period” has the meaning set forth in Section 7.4(b).

“End Date” has the meaning set forth in Section 10.1(b)(i).

“Environmental Claims” means any and all administrative, regulatory, judicial or arbitral suits, actions, claims, proceedings, demands, investigations, inquiries, judgments, penalties, Liens or notices of noncompliance or violation by or from any Person alleging Environmental Liability or otherwise related to Environmental Law.

“Environmental Law” means any Law concerning or relating to (a) the environment (including air, water, drinking water supply, land, subsurface strata, plant and animal life, biodiversity or any other environmental medium or natural resource), (b) human health and safety as related to exposure to Hazardous Substances, or (c) the exposure to, or the presence, use, storage, recycling, treatment, generation, transportation, processing, management, handling, labelling, production, Release or disposal of Hazardous Substances.

“Environmental Liability” means any obligation, liability, fine, penalty, judgment, award, settlement, loss, damage, cost, expense or fee (including attorneys’ and consultants’ fees) that arises from or is related to (a) actual or alleged exposure to, or the presence, use, storage, recycling, treatment, generation, transportation, processing, management, handling, labelling, production, Release or disposal of, Hazardous Substances or (b) Environmental Laws, including actual or alleged violations of, or non-compliance with, any Environmental Law, or any Order imposed by any Governmental Authority under Environmental Law.

“Environmental Permits” means all permits, licenses, franchises, consents, variances, exemptions, Orders, certificates, registrations, approvals and other similar authorizations required by or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Agent” has the meaning set forth in Section 3.5(a).

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a)(ii)(A).

“Excluded Shares” has the meaning set forth in Section 3.1(a)(i).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing” means debt financing contemplated by the Commitment Letter.

“Financing Documents” has the meaning set forth in Section 8.3(a).

“Financing Sources” means the Persons, including each agent, arranger, Lender and other entities that have committed to provide or have otherwise entered into agreement (including any Commitment Letter or Financing Document), in each case, in connection with all or any part of the Financing or any Alternative Financing and with respect to which such commitments or its obligations under such agreements have not been terminated, withdrawn or repudiated, including the parties to any commitment letters, engagement letters, joinder agreements, indentures, credit agreements or loan agreements relating thereto, including the Lenders, together with their Subsidiaries and their respective Affiliates and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns; it being understood that Parent, the Merger Subs, Company and/or any of their respective Affiliates shall not be Financing Sources for any purposes hereunder.

“First-Step California Certificate” has the meaning set forth in Section 2.3.

“First-Step Merger” has the meaning set forth in the Recitals.

“First-Step Merger Articles” has the meaning set forth in Section 2.5(a)(i).

“First-Step Merger Bylaws” has the meaning set forth in Section 2.5(a)(ii).

“Form of Election” has the meaning set forth in Section 3.2(b)(ii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Official” means any (a) public or elected official or officer, employee (regardless of rank), or Person acting on behalf of a national, provincial, or local Governmental Authority, including a department, agency, instrumentality, state-owned or state-controlled company or public international organization (e.g., the United Nations, World Bank), (b) party official or candidate for political office or (c) officer, employee (regardless of rank), or Person acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, instrumentality or commission, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including any arbitrator.

“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.

“Hazardous Substance” means any substance, material, waste or other matter that is listed, designated, classified or regulated by any Environmental Law as “hazardous,” “toxic,” “radioactive,” or “dangerous,” or as a “contaminant” or “pollutant”, including petroleum or any derivative or byproduct thereof, toxic mold, radon, gas, radioactive substances, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“Holder” has the meaning set forth in Section 3.2(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 4.23(d).

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all (a) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including with respect to the Company, the Company Credit Facilities; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, including the Company Notes; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations; (e) obligations under any letter of credit, performance bonds, banker’s acceptance or similar credit transactions; (f) customer deposits; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any unpaid interest, prepayment penalties, premiums, costs, fees and Taxes that would arise or become due as a result of the repayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Person” has the meaning set forth in Section 7.3(a).

“Integrated Mergers” has the meaning set forth in the Recitals.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names and registrations (including domain names and social networking and media names and handles) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (c) registered and unregistered copyrights and works of authorship (whether or not copyrightable, and including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology and information (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registration; (g) other similar types of proprietary or intellectual property; and (h) the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 4.7(g).

“Intervening Event” means any material event, change, effect, development or occurrence, in each case, that was not known by or was not reasonably foreseeable to, or the material consequences of which were not known by or were not reasonably foreseeable to the Company Board as of or prior to the execution and delivery of this Agreement; provided, however, that in no event will any of the following constitute or be taken into account in determining whether there has occurred an Intervening Event: (A) any event, fact, development, change or occurrence, or consequence thereof, that involves or relates to Parent, Merger Subs or any of their respective Affiliates, (B) any Alternative Proposal or Superior Proposal, (C) any event, fact, development, change or occurrence that results from the announcement, pendency and consummation of this Agreement or the Transactions, (D) any development or change in the industry in which the Company and the Company Subsidiaries operate or conditions in the United States or other jurisdictions where the Company and the Company Subsidiaries operate, (E) the fact that the Company meets or exceeds any internal financial forecasts, earnings guidance or analysts’ earnings expectations or projections, or (F) any changes or lack thereof after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that, with respect to clauses (E) and (F), the underlying facts or occurrences giving rise to such meeting or exceeding of forecasts, guidance, expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has occurred an Intervening Event, to the extent not otherwise excluded from this definition).

“Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(iii).

“IRS” means the Internal Revenue Service.

“Key Advising Executive” means each individual named in Section 1.1(a)-1 of the Company Disclosure Schedule, as such Schedule may be updated between the date hereof and five (5) Business Days prior to the Closing Date upon the mutual agreement of the Company and Parent.

“Key Consulting and Employment Agreements” has the meaning set forth in Section 6.5.

“Key Employee” means each individual named in Section 1.1(a)-2 of the Company Disclosure Schedule, as such Schedule may be updated between the date hereof and five (5) Business Days prior to the Closing Date upon the mutual agreement of the Company and Parent.

“Knowledge of Parent” means the actual knowledge of the executive officers of Parent after reasonable inquiry of their respective direct reports.

“Knowledge of the Company” means the actual knowledge of those officers of the Company set forth in Section 1.1(b) of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports.

“KSOP” has the meaning set forth in Section 6.1(n).

“Law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy, guideline, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Leased Real Property” has the meaning set forth in Section 4.23(b).

“Leases” means all leases, subleases, licenses, sublicenses and any other agreements providing rights to use or occupy, in whole or in part, the Leased Real Property and any other related documents, including guarantees and all amendments or modifications thereto or waivers of provisions thereof.

“Lenders” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Wells Fargo Securities LLC, MUFG Bank, Ltd., MUFG Securities Americas Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of America, N.A., BofA Securities, Inc., Bank of Montreal and BMO Capital Markets Corp.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, right-of-way, easement, encroachment, security interest, option, right of first refusal, servitude, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii)(C).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub I Common Stock” has the meaning set forth in Section 3.1(b).

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Sub II Certificate” has the meaning set forth in Section 2.5(a)(i).

“Merger Sub II Limited Liability Company Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Merger Subs” has the meaning set forth in the Preamble.

“MoFo” has the meaning set forth in Section 11.15.

“Nasdaq” means the Nasdaq Stock Market LLC, or any successor thereto.

“Non-US Company Employee Plan” means any Company Employee Plan maintained, sponsored, contributed to or required to be contributed to by the Company or any Company Subsidiary primarily for the benefit of Company Service Providers outside of the United States.

“Non-Election Shares” has the meaning set forth in Section 3.1(a)(i)(C).

“OFAC” means the Office of Foreign Asset Control of the U.S. Department of the Treasury or any successor thereto.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Real Property” has the meaning set forth in Section 4.23(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k)” has the meaning set forth in Section 7.4(e).

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2022, and the footnotes to such consolidated balance sheet, in each case set forth in the draft of the Parent’s annual report on Form 10-K for the year ended December 31, 2022.

“Parent Balance Sheet Date” means December 31, 2022.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means the common stock, par value $0.0001, of Parent.

“Parent Data” means all data and information (including Personal Information) Processed by or for the Parent and/or any of its Subsidiaries.

“Parent Data Processing Policy” means each external or internal policy, statement, representation or notice made by or, at Parent or any of its Subsidiaries’ request, for Parent or any of its Subsidiaries relating to the Processing (including cross-border transfer) of Parent Data.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Equity Awards” has the meaning set forth in Section 5.5(a).

“Parent Governmental Authorizations” has the meaning set forth in Section 5.3.

“Parent IT Systems” means any and all Software, computers, hardware, servers, networks, platforms, workstations, routers, hubs, circuits, switches and other information or communications technology, hardware, networks, communications infrastructure, equipment, systems and services (including for voice, data or video), that are owned, leased, licensed or used or held for use by Parent or any of its Subsidiaries (including through cloud-based or other third-party service providers).

“Parent Material Adverse Effect” means any fact, event, circumstance, development, occurrence, change or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, occurrences, changes or effects, has or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or (y) the ability of the Parent to timely consummate the Closing (including the Integrated Mergers) on the terms set forth herein by the End Date; provided, that for purposes of clause (x) of this definition, none of the following shall be deemed to constitute, or shall be taken into account in determining whether a Parent Material Adverse Effect has occurred, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes after the date hereof in general economic conditions in the United States or any foreign jurisdiction, or in the securities, credit, banking, financial, debt, currency or capital markets in the United States or in any foreign jurisdiction, including any changes in tax rates, interest rates, exchange rates or tariffs; (b) any changes after the date hereof in conditions generally affecting the industry in which the Parent and its Subsidiaries operate; (c) any changes after the date hereof in international or national political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism, or any other national or international crisis or emergency); (d) any hurricane, tornado, flood, earthquake or other natural disasters or calamities occurring after the date hereof; (e) any pandemic, epidemic, public health event or other contagion, including COVID-19 or any variations thereof (including any escalation or general worsening of any of the foregoing) occurring after the date hereof; (f) any decline, in and of itself, in the market price or trading volume of the Parent Common Stock (it being understood and agreed that the foregoing exclusion shall not apply to any underlying facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect); (g) any failure in and of itself by the Parent or any of its Subsidiary to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing exclusion shall not apply to any underlying facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect); (h) the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement and the Transactions (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that by its terms addresses the consequences of the execution and delivery of this Agreement or the consummation of the Transactions); (i) any changes after the date hereof in any Applicable Law or GAAP, or the interpretation or application thereof; (j) any action taken, or not taken, by the Parent at the written request of or with the written consent of, the Company (including consent deemed to be given in accordance with Section 7.1 if the Company provides no written response after a written request by Parent for such consent); (k) any action taken, or not taken, by the Parent to the extent expressly required or prohibited by this Agreement; and (l) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; except in the case of each of clause (a), (b), (c), (d), (e) or (i), to the extent that the effects of any such change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on other companies operating in the industry in which the Parent and its Subsidiaries operate.

“Parent Organizational Documents” has the meaning set forth in Section 5.1(c).

“Parent Permits” has the meaning set forth in Section 5.13.

“Parent Plan” has the meaning set forth in Section 7.4(c).

“Parent Preferred Stock” has the meaning set forth in Section 5.5(a).

“Parent PSU Awards” has the meaning set forth in Section 5.5(a).

“Parent Restricted Stock Awards” has the meaning set forth in Section 5.5(a).

“Parent RSU Awards” has the meaning set forth in Section 5.5(a).

“Parent SEC Documents” has the meaning set forth in Section 5.7(a).

“Parent Securities” has the meaning set forth in Section 5.5(a).

“Parent Security Incident” has the meaning set forth in Section 5.19(b).

“Parent Stock Issuance” the issuance of shares of Parent Common Stock in connection with the Integrated Mergers.

“Parent Stock Options” has the meaning set forth in Section 5.5(a).

“Party” or “Parties” have the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 8.5.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning set forth in Section 3.1(a)(ii)(B).

“Per Share Stock Consideration” has the meaning set forth in Section 3.1(a)(i)(B).

“Permitted Lien” means (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, arising or incurred in the ordinary course of business consistent with past practice that (i) relate to obligations as to which there is no default on the part of the Company or any of Company Subsidiary or (ii) are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that do not materially impair the value, use or operation of the assets of the Company and any of its Subsidiaries, taken as a whole; (c) minor rights-of-way, covenants, conditions, restrictions, easements and other similar matters of record affecting title and other title defects of record or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Company and the Company Subsidiaries, taken as a whole; (d) Liens for Taxes or other governmental charges that are not yet due or payable or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (e) Liens supporting surety bonds, performance bonds and similar obligations issued in the ordinary course of business consistent with past practice in connection with the businesses of the Company and the Company Subsidiaries; (f) Liens not created by the Company or any Company Subsidiary that affect the underlying fee interest of a Leased Real Property and that are disclosed to the Parent prior to the Closing; (g) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the reports or notes thereto or securing liabilities reflected on such balance sheet; (h) with respect to rights-of-way, any restrictions set forth in a granting instrument or in another executed agreement that is of public record or is one to which the Company or any of its Subsidiaries otherwise has access and which are disclosed to the Parent prior to the Closing; (i) Liens that do not and would not reasonably be expected to materially impair the continued use of Owned Real Property or Leased Real Property as presently operated and which were not incurred in connection with Indebtedness of the Company or any Company Subsidiary; (j) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries, taken as a whole; (k) restrictions or exclusions that would be shown by a current title report or other similar report or an accurate survey or physical inspection of the property; (l) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property that are not violated by the current use and operation of the Real Property and that do not materially impair the value, use or operation of the Real Property or the businesses of the Company and any of its Subsidiaries, taken as a whole; (m) Liens securing judgments for the payment of money involving a liability of less than $120,000,000 or which would not reasonably be expected to result in a Company Material

Adverse Effect and so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period in which such proceedings may be initiated has not expired and which are disclosed to the Parent prior to the Closing; (n) Liens required under the Indebtedness of the Parent or its Subsidiaries, as applicable, incurred as expressly permitted under this Agreement, in each case as security for such Indebtedness; and (o) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, in each case incurred in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), Governmental Authority, general or limited partnership, limited liability company, joint ventures, estate, association, trust, unincorporated organization or other entity or organization of any kind or nature or group (as defined in Section 13(d)(3) of the Securities Exchange Act).

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “sensitive personal information,” “personally identifiable information” or any similar term under any applicable Privacy and Data Processing Obligations, including any data or information that relates to an identified or identifiable individual, household or device, including, but not limited to, name, address, telephone number, email address, username and password, photograph, government-issued identifier, or any other data used or intended to be used to identify, contact or precisely locate an individual, household or device.

“Premium Cap” has the meaning set forth in Section 7.3(b).

“Principal Executive Officer” and “Principal Financial Officer” have the meaning set forth in Section 4.7(f).

“Privacy and Data Processing Obligation(s)” means, all (a) Applicable Laws relating to privacy, data protection or security of Company Data or Parent Data, (b) applicable binding rules, principles or requirements of any self-regulatory organization or industry standard relating to the Processing of Company Data or Parent Data, privacy, data protection or data security, (c) contractual requirements relating to the Processing of Company Data or Parent Data, privacy, data protection or data security, or (d) Company Data Processing Policy or Parent Data Processing Policy.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, investigation, written inquiry, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Process” means with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, use and security measures with respect thereto.

“Proxy Statement/Prospectus” has the meaning set forth in Section 8.2(a).

“Real Property” has the meaning set forth in Section 4.23(b).

“Real Property Permits” has the meaning set forth in Section 4.23(e).

“Record Date” means the record date that has been fixed for the Company Shareholder Meeting.

“Registered Company IP” has the meaning set forth in Section 4.19(a).

“Registrable Mobile Assets” has the meaning set forth in Section 4.14(e).

“Registration Certificates” has the meaning set forth in Section 4.14(e).

“Registration Statement” has the meaning set forth in Section 8.2(a).

“Regulation S-K” has the meaning set forth in Section 4.11.

“Regulatory Termination” has the meaning set forth in Section 10.4(a).

“Regulatory Termination Fee” has the meaning set forth in Section 10.4(a).

“Related Party” means any (a) executive officer or director of the Company, (b) record or, to the Knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Related Party Contract” means any Contracts or other transactions with any Related Party.

“Release” means any actual or threatened release, spill, leak, discharge, emission, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, discharging, escape or migration into or through the environment or within any building, structure, facility or fixture (including abandonment or discarding of barrels, containers and other closed receptables containing any Hazardous Substances).

“Repayment” has the meaning set forth in Section 8.4.

“Repayment Notices” has the meaning set forth in Section 8.4.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of such Person.

“Retiree Benefits” has the meaning set forth in Section 4.17(h).

“Sanctioned Jurisdiction” means a country, territory or region that is the target of comprehensive, country-wide or territory-wide Sanctions (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine and Syria).

“Sanctioned Person” means any Person that is (a) identified on, or directly or indirectly owned or controlled by any Person identified on, any Sanctions List, (b) resident, domiciled, or located in, or organized or incorporated under the Laws of, a Sanctioned Jurisdiction, (c) a Governmental Authority of any Sanctioned Jurisdiction, or (d) otherwise a target of Sanctions (where “target of Sanctions” refers to any Person with whom a Person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by that Sanctions Authority from engaging in trade, business or other activities).

“Sanctions” means any economic, trade or financial sanctions or export control Laws, embargoes or restrictive measures issued, administered or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States of America, the United Nations Security Council, the European Union, the United Kingdom, or any Governmental Authority of the foregoing, including, without limitation, OFAC, the U.S. Department of State, the U.S. Department of Commerce, the Council of the European Union and His Majesty’s Treasury.

“Sanctions List” means OFAC’s List of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, and any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authorities, each as amended, supplemented or substituted from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step California Certificate” has the meaning set forth in Section 2.3.

“Second-Step Delaware Certificate” has the meaning set forth in Section 2.3.

“Second-Step Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Senior Employee” has the meaning set forth in Section 6.1(m).

“Shortfall Number” has the meaning set forth in Section 3.2(a)(ii)(B).

“Significant Subsidiaries Organizational Documents” has meaning set forth in Section 4.6(c).

“Significant Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, libraries, platforms, applications, data files and databases and interfaces), in each case, in source code, object code or any other form; (b) updates, upgrades, enhancements or customizations of any of the foregoing; and (c) documentation related to the foregoing (including protocols, specifications, developers’ notes and annotations, instructional materials and flow charts).

“Stock Conversion Number” has the meaning set forth in Section 3.2(a)(i).

“Stock Election” has the meaning set forth in Section 3.1(a)(i)(B).

“Stock Election Shares” has the meaning set forth in Section 3.1(a)(i)(B).

“Subsidiary” means, when used with reference to a Person, (a) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the issued and outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (b) any other Person with respect to which such first Person controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Substitute RSU Award” has the meaning set forth in Section 3.3(b)(i).

“Superior Proposal” means a bona fide written Alternative Proposal not solicited in violation of the provisions of Section 6.3 (except that, for purposes of this definition, each reference in the definition of “Alternative Proposal” to “twenty percent (20%) or more” shall be deemed to be a reference to “fifty percent (50%) or more”) made after the date of this Agreement that the Company Board (or a committee thereof) determines, acting in good faith and after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, taking into account all legal, regulatory, financial and other aspects of such proposal that the Company Board (or a committee thereof) considers appropriate (including conditionality, shareholder approval requirements, the existence of financing contingency, expected timing, likelihood of consummation of the proposal and the identity of the third party making such proposal) (x) is reasonably likely to be consummated in accordance with the terms proposed, and (y) is more favorable from a financial point of view to the shareholders of the Company than the Transactions (where applicable, after taking into account any revisions to the terms of this Agreement committed to in writing by Parent in response to such Superior Proposal pursuant to Section 6.3(d)).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.3(c)(i).

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Period” has the meaning set forth in Section 7.3(b).

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, pension, environmental (under Section 59A of the Code), estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return or other Filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority) as well as any abandoned and unclaimed property or escheat obligations.

“Tax Return” means any report, return, document, statement, declaration or other information or Filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment, imposition or collection of any Tax.

“Terminated Plan” has the meaning set forth in Section 7.4(e).

“Termination” has the meaning set forth in Section 8.4.

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Subsidiaries or Affiliates or the Representatives of any such Persons acting in such capacity.

“Transfer Taxes” means all transfer and similar Taxes imposed in respect of the Integrated Mergers, including documentation, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, shall include all such Taxes payable in relation to any deemed or indirect transfer of assets or property as a result of the Mergers and all penalties, surcharges, charges, interest and additions thereto but shall not include any charge to capital gains or income, franchise or similar Taxes.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Clean Team Agreement.

“Transaction Litigation” has the meaning set forth in Section 8.10.

“Transactions” means the transactions contemplated by this Agreement, including the Integrated Mergers, the Parent Stock Issuance and the Financing.

“Treasury Regulations” has the meaning set forth in the Recitals.

“Uncertificated Share” has the meaning set forth in Section 3.1(d).

“Underlying RSU Share” has the meaning set forth in Section 3.3(b)(ii).

“Union” has the meaning set forth in Section 4.18(e).

“WARN” means the federal Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law.

“Willful Breach” means an intentional and willful material breach, or intentional and willful material failure to perform, in each case taken with actual knowledge that such breach or failure to perform would result in or constitute in and of itself a material breach of a covenant or agreement set forth in this Agreement.

1.2	Other Definitional and Interpretative Provisions.

The following rules of interpretation shall apply to this Agreement: (a) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (d) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit or the Company Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (h) ”writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Contract or Laws are to that Contract or Laws as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (j) references to any Person include the successors and permitted assigns of that Person; (k) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (l) references to “dollars” and “$” means U.S. dollars; (m) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (i) posted and made available on the Intralinks, Inc. due diligence data site maintained by the Company or Parent, in connection with the Transactions prior to the date hereof; (ii) provided via electronic mail or in person prior to the date hereof; or (iii) filed or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system at least two (2) Business Days prior to the date hereof; (n) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (o) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2.	THE INTEGRATED MERGERS; CLOSING

2.1	The Integrated Mergers.

(a)

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”), at the Effective Time, Merger Sub I shall merge with and into the Company, whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation in the First-Step Merger and shall continue its corporate existence under the laws of the State of California.

(b)

Immediately following the Effective Time, subject to the terms and conditions herein, in accordance with the CGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Merger Sub II. Merger Sub II shall be the Surviving Company in the Second-Step Merger and shall continue as the surviving limited liability company under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate.

2.2	Closing.

The closing of the Integrated Mergers (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures or in New York City at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York, 10020 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the Party or Parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the Party or Parties entitled to the benefit thereof, or at such other place, at such other time or on such other date (or by means of remote communication) as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

2.3	Effective Time of the Integrated Mergers.

Subject to the provisions of this Agreement, at the Closing, (a) the Parties shall cause the First-Step Merger to be consummated by filing a certified copy of this Agreement (the “First-Step California Certificate”) with the Secretary of State of the State of California, in such form as required by, and executed and acknowledged by the applicable Parties in accordance with, the relevant provisions of the CGCL, (b) the Parties shall make all other filings and recordings required by the CGCL in connection with the First-Step Merger, (c) the Parties shall cause the Second-Step Merger to be consummated by filing or causing to be filed a certificate of merger (the “Second-Step Delaware Certificate”) with the Secretary of State of the State of Delaware and a certified copy of this Agreement (the “Second-Step California Certificate”) with the Secretary of State of the State of California, in each case in such form as required by, and executed and acknowledged by the applicable Parties in accordance with, the relevant provisions of the DLLCA and the CGCL, respectively, and (d) Parent shall make or cause to be made all other filings and recordings required by the DLLCA and the CGCL in connection with the Second-Step Merger. The First-Step Merger shall become effective as of the date and time of filing of the First-Step California Certificate or such later date and time as is specified in the First-Step California Certificate (the time the First-Step Merger becomes effective being hereinafter referred to as the “Effective Time”). The Second-Step Merger shall become effective as of the date and time of filing of the Second-Step Delaware Certificate and the Second-Step California Certificate or such later date and time as is specified in the Second-Step Delaware Certificate and the Second-Step California Certificate.

2.4	Effects of the Integrated Mergers.

The First-Step Merger shall have the effects set forth herein and in the applicable provisions of the CGCL. The Second-Step Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA and the CGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Company as the surviving corporation in the First-Step Merger shall possess all the rights, properties, powers, privileges and franchises of the Company and Merger Sub I and all of the claims, obligations, debts, liabilities, restrictions and duties of the Company and Merger Sub I, and from and after the effective time of the Second-Step Merger, Merger Sub II as the Surviving Company shall possess all the rights, properties, powers, privileges and franchises of the Company and Merger Sub II and all of the claims, obligations, debts, liabilities, restrictions and duties of the Company and Merger Sub II.

2.5	Surviving Company Governance.

(a)	Surviving Company Organizational Documents.

(i)

At the Effective Time, the articles of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be amended and restated as set forth in the form attached hereto as Exhibit A (the “First-Step Merger Articles”) and shall be the articles of incorporation of the surviving corporation in the First-Step Merger. At the effective time of the Second-Step Merger, the certificate of formation of Merger Sub II as in effect immediately prior to the effective time of the Second-Step Merger (the “Merger Sub II Certificate”), subject to the requirements of Section 7.3, shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by Applicable Law.

(ii)

At the Effective Time, the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the First-Step Merger (the “First-Step Merger Bylaws”) until thereafter amended as provided therein or Applicable Law. At the effective time of the Second-Step Merger, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Effective Time (the “Merger Sub II Limited Liability Company Agreement”), subject to the requirements of Section 7.3, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with their terms or Applicable Law.

(b)

Surviving Company Managers and Officers. The Parties shall take all actions necessary so that the directors and officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the surviving corporation in the First-Step Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the First-Step Merger Articles and the First-Step Merger Bylaws. The managing member and officers of Merger Sub II in office immediately prior to the effective time of the Second-Step Merger shall be the managing member and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Merger Sub II Certificate and the Merger Sub II Limited Liability Company Agreement.

2.6	Further Assurances.

At and after the effective time of the Second-Step Merger, the officers and managing member of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Parent, the Company, or any of its Subsidiaries or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent, the Company, any of its Subsidiaries, the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Integrated Mergers.

3.	MERGER CONSIDERATION; EFFECT OF THE INTEGRATED MERGERS ON CAPITAL STOCK

3.1	Conversion of Shares.

(a)	Effects of First-Step Merger on Company Common Stock.

(i)

At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub I, the Company, any holder of the Company Common Stock or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (x) shares of Company Common Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent or the Company, and (y) Dissenting Shares (such shares of Company Common Stock in (x) and (y), collectively, “Excluded Shares”), shall be automatically converted into and shall thereafter represent the right to receive:

(A)

for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 3.2(b)(v) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (as defined below), without interest, subject to Section 3.2(a);

(B)

for each share of Company Common Stock with respect to which an election to receive shares of Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 3.2(b)(v) (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to Section 3.2(a); and

(C)

for each share of Company Common Stock (other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 3.2(b)(v)) (collectively, the “Non-Election Shares”), the right to receive the Per Share Cash Consideration or Per Share Stock Consideration as is determined in accordance with Section 3.2(a).

(ii)	For purposes hereof, the following terms shall have the following meanings:

(A)	The “Exchange Ratio” means 2.8211.

(B)	The “Per Share Cash Consideration” means $123.00.

(C)	The “Merger Consideration” means the Per Share Cash Consideration and/or Per Share Stock Consideration described in Section 3.1(a), as applicable.

(iii)

Cancellation of Certain Company Common Stock. Each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or owned by Parent or any Subsidiary of Parent or the Company shall be cancelled and cease to exist, and no consideration shall be paid with respect thereto.

(b)

Effects of First-Step Merger on Merger Sub I Common Stock. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of the Parties, any holder of the Merger Sub I Common Stock (as defined below) or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub I (the “Merger Sub I Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the surviving corporation in the First-Step Merger.

(c)

Effects of Second-Step Merger on Merger Sub II Limited Liability Company Interest and Company Common Stock. At the effective time of the Second-Step Merger, (1) each limited liability company interest of Merger Sub II outstanding immediately prior to such time shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company, and (2) each share of common stock of the Company, issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)

Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was represented by a certificate (each, a “Certificate”) immediately prior to the Effective Time and (ii) each uncertificated share of Company Common Stock (an “Uncertificated Share”) that immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration into which such share was converted in accordance with this Section 3.1 and (in the case of a share converted into the Per Share Stock Consideration) the right to receive any dividends pursuant to Section 3.5(e) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7, in each case to be issued or paid in accordance with Section 3.5, without interest.

3.2	Proration; Election Procedures.

(a)	Proration.

(i)

Notwithstanding anything to the contrary set forth in this Agreement, (A) the maximum number of shares of Company Common Stock that will be entitled to receive the Per Share Cash Consideration pursuant to Section 3.1(a)(i) shall be equal to the product of (x) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 3.1(a)(iii)) multiplied by (y) sixty percent (60%) (rounded down to the nearest whole number) (the “Cash Conversion Number”), and (B) the maximum number of shares of Company Common Stock that will be entitled to receive the Per Share Stock Consideration pursuant to Section 3.1(a)(i) shall be equal to the product of (x) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 3.1(a)(iii)) multiplied by (y) forty percent (40%) (rounded up to the nearest whole number) (the “Stock Conversion Number”).

(ii)

Promptly (and in any event no later than three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of shares of Company Common Stock (other than Excluded Shares) of rights to receive the Per Share Cash Consideration and the Per Share Stock Consideration as follows:

(A)

If the aggregate number of shares of Company Common Stock (other than Excluded Shares) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (1) each Stock Election Share and each Non-Election Share shall be converted into the right to receive the Per Share Stock Consideration and (2) each holder of Cash Election Shares will be entitled to receive the Per Share Cash Consideration in respect of that number of such holder’s Cash Election Shares equal to the product of (x) the number of Cash Election Shares held by such holder multiplied by (y) a fraction, (I) the numerator of which is the Cash Conversion Number and (II) the denominator of which is the Cash Election Number, with each of such holder’s remaining Cash Election Shares being converted into the right to receive the Per Share Stock Consideration; and

(B)

If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then (A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration, and (B) all Stock Election Shares and all Non-Election Shares shall be treated in the following manner:

I.	If the Shortfall Number is less than or equal to the number of Non-Election Shares, then (x) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, and (y) each holder of Non-Election Shares will be entitled to receive the Per Share Cash Consideration in respect of that number of such holder’s Non-Election Shares equal to the product of (I) the number of Non-Election Shares held by such holder multiplied by (II) a fraction, (x) the numerator of which is the Shortfall Number and (y) the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Stock Consideration; or

II.

If the Shortfall Number exceeds the number of Non-Election Shares, then (x) each Non-Election Share shall be converted into the right to receive the Per Share Cash Consideration, and (y) each holder of Stock Election Shares will be entitled to receive the Per Share Stock Consideration in respect of that number of such holder’s Stock Election Shares equal to the product of (I) the number of Stock Election Shares held by such holder multiplied by (II) a fraction, (x) the numerator of which is the Stock Conversion Number and (y) the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.

(b)	Election Procedures.

(i)

Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Sections 3.1(a) and 3.2(a) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Section 3.2(b), to specify in a request made in accordance with the provisions of this Section 3.2(b) (herein called an “Election”) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make (i) a Stock Election or (ii) a Cash Election.

(ii)

Parent shall (x) prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), to permit Holders to exercise their right to make an Election, (y) cause the Exchange Agent to make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline (as defined below) to Holders as of the Business Day prior to such mailing date, and (z) following such mailing date, use all reasonable efforts to make available as promptly as possible a Form of Election to any Holder who requests such Form of Election prior to the Election Deadline. The period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(iii)

Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election). As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. Eastern time on the date which the Parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least ten (10) Business Days prior to, the Election Deadline.

(iv)

Any Holder may, at any time during the Election Period, change such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to not be effective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made with respect thereto.

(v)

Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent and the shares of Company Common Stock previously covered by such revoked Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made with respect thereto. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vi)

Subject to the terms herein and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms herein, governing the (i) validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) method of issuance and delivery of new certificates for Parent Common Stock representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First-Step Merger, and (iii) method of payment of cash for shares of Company Common Stock converted into the right to receive the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

3.3	Treatment of Company Equity Awards.

Except as set forth in Section 6.1 of the Company Disclosure Schedule, this Section 3.3 shall govern the treatment of the Company Equity Awards in connection with the First-Step Merger. All payments under this Section 3.3 shall be made at or as soon as practicable following the Effective Time pursuant to the Company’s or the Surviving Company’s ordinary payroll practices and shall be subject to any applicable withholding Taxes.

(a)	Company SARs.

(i)

At the Effective Time, each Company SAR that is outstanding, unexercised and vested as of immediately prior to the Effective Time (taking into account any acceleration of vesting as a result of the consummation of the Integrated Merger) shall, by virtue of the Integrated Mergers and without further action on the part of the Company, Parent or the holder thereof, be cancelled and converted into a right to receive an amount in cash equal to (A) the number of shares of Company Common Stock subject to such Company SAR, multiplied by (B)(1) the Per Share Cash Consideration minus (2) the exercise price per share of such Company SAR, subject to any required withholding of Taxes.

(b)	Company RSU Awards.

(i)

At the Effective Time, each Company RSU Award that is outstanding and unvested as of immediately prior to the Effective Time (taking into account any acceleration of vesting as a result of the consummation of the Integrated Merger) shall, by virtue of the Integrated Mergers and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and converted into a restricted stock unit award with respect to Parent Common Stock (each, a “Substitute RSU Award”), and Parent shall assume the Company Equity Plans and each such Company RSU Award on the same terms and conditions as applied to the related Company RSU Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to each Substitute RSU Award shall be equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (with the resulting number rounded up to the nearest whole share).

(ii)

At the Effective Time, each Company RSU Award that is outstanding and vested as of immediately prior to the Effective Time (taking into account any acceleration of vesting as a result of the consummation of the Integrated Mergers) shall, by virtue of the Integrated Mergers and without further action on the part of the Company, Parent, Merger Subs or the holder thereof, be cancelled and converted into a right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award (each an “Underlying RSU Share”), subject to any required withholding of Taxes; provided, that notwithstanding anything to the contrary in Section 3.2, for purposes of this Section 3.3(b)(ii), with respect to each such Company RSU Award, sixty percent (60%) of the Underlying RSU Shares shall be converted into the Per Share Cash Consideration and forty percent (40%) of the Underlying RSU Shares shall be converted into the Per Share Stock Consideration.

(c)	Company PSU Awards.

(i)

Immediately prior to the Effective Time, each Company PSU Award granted during the 2022 calendar year (each, a “2022 Company PSU Award”) that is outstanding and unvested as of immediately prior to the Effective Time shall accelerate and vest and, at the Effective Time, shall, by virtue of the Integrated Mergers and without further action on the part of the Company, Parent, Merger Subs or the holder thereof, be cancelled and converted into a right to receive the Merger Consideration in respect of each Deemed Earned Unit (as defined below) with respect thereto, subject to any required withholding of Taxes; provided, that notwithstanding anything to the contrary in Section 3.2, for purposes of this Section 3.3(c)(i), with respect to each such 2022 Company PSU Award, sixty percent (60%) of the Deemed Earned Units shall be converted into the right to receive the Per Share Cash Consideration and forty percent (40%) of the Deemed Earned Units shall be converted into the right to receive the Per Share Stock Consideration. For purposes of this Agreement, “Deemed Earned Units” means, with respect to each 2022 Company PSU Award (1) the number of restricted stock units awarded pursuant to such 2022 Company PSU Award, multiplied by (2) the estimated actual performance achievement level with respect to such 2022 Company PSU Award, as determined by the Company’s Board in good faith based on its best estimate of projected actual performance through the end of the performance period, and as measured against performance goals.

(ii)

Immediately prior to the Effective Time, each Company PSU Award granted during the 2023 calendar year (each, a “2023 Company PSU Award”) that is outstanding and unvested as of immediately prior to the Effective Time shall accelerate and vest in accordance with the terms of such 2023 Company PSU Award and, at the Effective Time, shall, by virtue of the Integrated Mergers and without further action on the part of the Company, Parent, Merger Subs or the holder thereof, be cancelled and converted into a right to receive the Merger Consideration in respect of each vested restricted stock unit with respect thereto, which number of vested restricted stock units shall be calculated in accordance with the terms of such 2023 Company PSU Award (which terms, for the avoidance of doubt, provide that the number of restricted stock units that vests in the event of a Change in Control (as defined in the applicable Company Equity Plan) shall be (1) the number of restricted stock units granted pursuant to the terms and conditions of such 2023 Company PSU Award (i.e., the number of restricted stock units that would vest if performance goal was achieved at target), multiplied by (2) the quotient obtained by dividing (a) the number of days between the grant date of such 2023 Company PSU Award and the Effective Time by (b) 1,095, subject to any required withholding of Taxes, provided, that, in the event of any conflict between the vesting calculation described in this Section 3.3(c)(ii) and the terms of such 2023 Company PSU Award, the terms of the 2023 Company PSU Award shall govern); provided, that notwithstanding anything to the contrary in Section 3.2, for purposes of this Section 3.3(c)(ii), with respect to each such 2023 Company PSU Award, sixty percent (60%) of the vested restricted stock units shall be converted into the right to receive the Per Share Cash Consideration and forty percent (40%) of the vested restricted stock units shall be converted into the right to receive the Per Share Stock Consideration.

(d)

Fractional Shares. The assumption and conversion of the Company Equity Awards pursuant to this Section 3.3 shall be in accordance with, and no amounts shall be payable with respect thereto, as applicable, prior to the time permissible under, the requirements under Section 409A of the Code. All rounding described in this Section 3.3 shall be done on an aggregate basis per vesting tranche of each Company Equity Award and any holder of a Company Equity Award the adjustment of which results in fractional shares shall be entitled to a cash payment as provided under Section 3.7 in respect of such fractional share.

(e)

Assumption of Company Equity Award Plans. Parent shall assume the Company Equity Plans, and the number and kind of shares available for issuance under the Company Equity Plans shall be converted into shares of Parent Common Stock in accordance with the adjustment provisions of the Company Equity Plans.

(f)

Corporate Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) and the Parent Board shall have taken, or shall take, such actions as are necessary or appropriate to approve and effectuate the foregoing provisions of this Section 3.3.

3.4	Dissenting Shares.

(a)

Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock which are held immediately prior to the Effective Time by a holder who did not vote in favor of the Integrated Mergers (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Applicable Law with respect thereto) pursuant to, and who complies in all respects with, the provisions of Chapter 13 of the CGCL, shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration in accordance herewith, but instead such holder shall be entitled only to such rights as are accorded under Chapter 13 of the CGCL. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Chapter 13 of the CGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the CGCL.

(b)

If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under Applicable Law or otherwise), then such shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the applicable Merger Consideration in accordance herewith, without interest thereon, and shall not thereafter be Dissenting Shares.

(c)

The Company shall give Parent (A) prompt written notice of any notice received by the Company from a holder of Company Common Stock of intent to demand appraisal of the fair value of any shares of Company Common Stock, any withdrawals or attempted withdrawals of such notices or demands and any other instruments, notices or demands served pursuant to the CGCL or other Applicable Law; and (B) the opportunity to control and direct all negotiations and proceedings with respect to any such demands, notices or instruments. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Applicable Law, or agree to do any of the foregoing.

3.5	Procedures for Surrender and Payment.

(a)

At least thirty (30) days prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with the Exchange Agent for the purposes of (1) distributing and receiving Forms of Election, and (2) exchanging (i) Certificates and (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 3.5 through the Exchange Agent, the aggregate Merger Consideration, including cash and evidence of shares in book-entry form representing the aggregate amount of all cash payable and all shares of Parent Common Stock issuable pursuant to Section 3.1(a) and Section 3.2(a) in exchange for all issued and outstanding shares of Company Common Stock. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed cash sufficient to pay any dividends to which such holders are entitled pursuant to Section 3.5(e) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.7. All evidence of shares in book-entry form, any dividends with respect thereto and cash deposited with the Exchange Agent pursuant to this Section 3.5 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration (and any dividends pursuant to Section 3.5(e) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7) contemplated to be issued or paid pursuant to this Article 3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration, the dividends to which holders of shares of Company Common Stock are entitled pursuant to Section 3.5(e) or cash in lieu of fractional interests to which holders of shares of Company Common Stock are entitled pursuant to Section 3.7. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b)

Promptly after the Effective Time (but in any event, within one (1) Business Day), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock represented by a Certificate or Uncertificated Shares at the Effective Time, who did not submit a Form of Election pursuant to Section 3.2(b) and the Certificate with respect to a holder of shares of Company Common Stock represented by such Certificate, a letter of transmittal and instructions that shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent for use in such exchange.

(c)

Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) in the case of each share of Company Common Stock represented by Certificate, surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) in the case of each Uncertificated Share, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), both (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends with respect thereto, as respectively contemplated by Section 3.7 and Section 3.5(e). The shares of Parent Common Stock constituting part of such Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.

(d)

Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Effective Time shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends with respect thereto, as respectively contemplated by Section 3.7 and Section 3.5(e)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)

Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 3.5, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting a portion of the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (A) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.7, and (B) the aggregate amount of all dividends payable with respect to such shares of Parent Common Stock with a Record Date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a Record Date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 3.7, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 3.5.

(f)

The payment of any transfer taxes (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the First Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

3.6	Certain Adjustments.

Without limiting or affecting any of the provisions of Sections 6.1 and 7.1 and subject to the last sentence of this Section 3.6, if, during the period between the date of this Agreement and the Effective Time, any change in the issued and outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Company Common Stock or Parent Common Stock) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement. Nothing in this Section 3.6 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.7	Fractional Shares.

Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the First-Step Merger, and any such holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock shall be entitled to receive, in lieu thereof, from Parent an amount in cash (rounded to the nearest cent), without interest, determined by multiplying the fraction of such fractional share of Parent Common Stock by the arithmetic average of the closing prices (rounded to the nearest one ten thousandth) of Parent Common Stock on Nasdaq on the last five (5) trading days preceding the Closing Date.

3.8	Lost, Stolen or Destroyed Certificates.

In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable or issuable pursuant to this Article 3 (and any dividends or other distributions pursuant to Section 3.5(e) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7), as if such lost, stolen or destroyed Certificate had been surrendered.

3.9	Withholding Rights.

Notwithstanding any provision contained herein to the contrary, each of Parent, the Merger Subs, the Surviving Company, the Exchange Agent and any other withholding agent shall be entitled, without duplication, to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Merger Subs, the Surviving Company, the Exchange Agent or such other withholding agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Merger Subs, the Surviving Company, the Exchange Agent, or such other withholding agent, as applicable. Parent, the Merger Subs, the Surviving Company, the Exchange Agent or any other withholding agent, as applicable, shall timely remit any amounts of Tax so deducted and withheld to the applicable Governmental Authority.

3.10	Transfers of Ownership.

(a)

If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(b)

Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in any publicly available Company SEC Document filed since January 1, 2023, but no later than two (2) Business Days prior to the date of this Agreement (but without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and excluding any disclosure contained in any part of any Company SEC Document entitled “Risk Factors” or “Cautionary Statement about Forward Looking Statements” or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature and provided that nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.25 and Section 4.26) or (y) as set forth in the Company Disclosure Schedule (subject to Section 11.5), the Company represents and warrants to Parent that:

4.1	Corporate Existence and Power.

(a)	The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.

(b)

The Company has all requisite corporate power and corporate authority to own, lease and operate its properties or assets and to carry on its business as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)

The Company has made available to Parent true, correct and complete copies of the articles of incorporation and bylaws of the Company, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”).

4.2	Corporate Authorization.

(a)

The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote approving and adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary to approve the Transactions and consummate the Integrated Mergers (collectively, the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company, and each of the Transaction Documents to which the Company is a party, has been (or will be) duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”).

(b)

At a meeting duly called and held on or prior to the date hereof, the Company Board unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Integrated Mergers) are fair to and in the best interests of the Company’s shareholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Integrated Mergers); (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders; and (iv) recommending approval and adoption of this Agreement (including the Integrated Mergers) by the Company’s shareholders (such recommendation, the “Company Board Recommendation”). Except as expressly permitted by Section 6.3, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

4.3	Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which such Person is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, consents of, or Filings with, any Governmental Authority other than (a) the filing of the First Step California Certificate, the Second-Step California Certificate and the Second-Step Delaware Certificate as required by the DLLCA and the CGCL, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and other applicable

Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; (d) the consents set forth on Section 4.3 of the Company Disclosure Schedule; and (e) any other actions, consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (clauses (a) through (e), collectively “Company Governmental Authorizations”).

4.4	Non-contravention.

The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which such Person is or is specified to be a party, the consummation of the Transactions, and performance by the Company of its obligations under such Transaction Documents do not and will not (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under, any provision of any Contract binding upon the Company or any Company Subsidiary or their respective assets or businesses, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, with such exceptions, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5	Capitalization.

(a)

The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock. As of the close of business on the date that is two (2) Business Days prior to the date of this Agreement, and there were (i) 24,496,233 shares of Company Common Stock issued and outstanding; (ii) 0 shares of Company Common Stock held in treasury; (iii) 240 outstanding Company SARs; (iv) 83,373 shares of Company Common Stock subject to outstanding Company RSU Awards; (v) 88,110 shares of Company Common Stock subject to outstanding Company PSU Awards; and (vi) 1,124,334 additional shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans. Except as set forth in this Section 4.5(a) and for changes after the date hereof resulting from (A) the exercise or vesting and settlement of Company Equity Awards outstanding on such date or (B) the issuance of Company Equity Awards after such date, in each case as and to the extent permitted by Section 6.1, there are no issued, reserved for issuance or outstanding (w) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (x) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (y) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any Company Subsidiary that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (w) through (z) being referred to collectively as the “Company Securities”).

(b)

All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of pre-emptive rights. No Company Subsidiary owns any shares of capital stock of the Company. Section 4.5(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of the date that is two (2) Business Days prior to the date hereof, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether subject to performance conditions, the number of shares of Company Common Stock subject to such award (assuming target performance levels were achieved, if applicable), and, for Company SARs, the applicable base price and expiration date. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

(c)

There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the capital stock or other equity interests of the Company. None of the Company or any Company Subsidiaries has granted any pre-emptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

4.6	Subsidiaries.

(a)

Each Company Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.6(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b)

All of the issued and outstanding capital stock or other voting securities of, or ownership interests in, each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Company Subsidiary; (ii) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Company Subsidiary; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any Company Subsidiary that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Company Subsidiary or any securities described in the foregoing clauses (i) through (iii) of this Section 4.6(b). Except for the capital stock or other voting securities of, or other ownership interests in, Company Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(c)

The Company has made available to Parent, prior to the date of this Agreement, true, correct and complete copies of (i) in the case of a corporation, the certificate of incorporation and bylaws, (ii) in the case of a limited liability company, the certificate of formation and limited liability company agreement or (iii) organizational documents equivalent to the foregoing, in each case of the Company’s Significant Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Significant Subsidiaries Organizational Documents”). The Company Organizational Documents and the Significant Subsidiaries Organizational Documents are in full force and effect, and neither the Company nor any of the Company Subsidiaries, is in material violation of any of the provisions thereof.

4.7	Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a)

The Company and each Company Subsidiary have timely filed with or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Securities Exchange Act since January 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) with the SEC, and have paid all material fees and assessments due and payable in connection therewith.

(b)

As of its filing date, each Company SEC Document filed since January 1, 2021 prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.9 is true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c)

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed since January 1, 2021 prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.9 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to the Company or any Company SEC Documents.

(d)

The Company is, and since January 1, 2021 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)

Since January 1, 2021, neither the Company nor any Company Subsidiary, or, to the Knowledge of the Company, any of their respective Representatives has received any written bona fide material complaint, allegation, assertion or claim related to the accounting or auditing practices, procedures or methodologies of the Company or any Company Subsidiary or their respective internal accounting controls, including any written bona fide material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

(f)

The Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s Principal Executive Officer and its Principal Financial Officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s Principal Executive Officer and Principal Financial Officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “Principal Executive Officer” and “Principal Financial Officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g)

The Company and the Company Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“Internal Controls”). Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s Principal Executive Officer and Principal Financial Officer have disclosed, based on their most recent evaluation of such Internal Controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by the Company’s Principal Executive Officer and Principal Financial Officer to the Company’s auditors and audit committee of the Company Board since January 1, 2021.

(h)

The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Securities Exchange Act with respect to such reports.

(i)

Since January 1, 2021, each of the Principal Executive Officer and Principal Financial Officer of the Company (or each former Principal Executive Officer and Principal Financial Officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

4.8	Financial Statements and Financial Matters.

(a)

The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, in all material respects, the books and records of the Company and the Company Subsidiaries.

(b)

From January 1, 2021 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

4.9	Disclosure Documents.

The information relating to the Company and each Company Subsidiary that is expressly provided by the Company, any Company Subsidiary or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and (b) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof that relate to Parent or any of its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder.

4.10	Absence of Certain Changes.

(a)

Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not occurred a Company Material Adverse Effect.

(b)

Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of subsections (a)-(d), (h), (j), (o) or, solely to the extent relating to the matters covered in such subsections, (v) of Section 6.1.

4.11	No Undisclosed Liabilities.

There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

4.12	Litigation.

There is no material Proceeding existing, pending against, or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to the Knowledge of the Company, any present or former officer or director of the Company or any of the Company Subsidiaries in such individual’s capacity as such and neither the Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any outstanding Order. As of the date hereof, there is no existing, pending or, to the Knowledge of the Company, Proceeding threatened in writing against the Company or outstanding Order against the Company that challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Integrated Mergers.

4.13	Permits.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary hold all Governmental Authority consents necessary for the operation of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary are and since January 1, 2021, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the Knowledge of the Company, threatened in writing that seeks, or, to the Knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.14	Compliance with Applicable Laws.

(a)

The Company and each Company Subsidiary are, and since January 1, 2021 have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws, except where the failure to comply with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any Company Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any other Governmental Authority.

(b)

Neither the Company nor any Company Subsidiary is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company or any Company Subsidiary.

(c)	Except as set forth in Section 4.14(c) of the Company Disclosure Schedule:

(i)

the Company, each Company Subsidiary, and each of their respective directors, officers, employees and, to the Knowledge of the Company, agents and representatives is, and has since January 1, 2019 been, in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws;

(ii)

neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees and, to the Knowledge of the Company, agents and representatives is, or has since January 1, 2019 been, subject to any actual, pending or threatened in writing civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any Company Subsidiary, in any way relating to applicable Anti-Corruption Laws or Anti-Money Laundering Laws;

(iii)	neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees and, to the Knowledge of the Company, agents and representatives is a Sanctioned Person;

(iv)

neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees and, to the Knowledge of the Company, agents and representatives (a) has, since January 1, 2019, violated or is in violation of applicable Sanctions, (b) is engaging in any dealings, transactions, activity or conduct which could result in it becoming a Sanctioned Person, (c) is subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any Company Subsidiary, in any way relating to applicable Sanctions or (d) is engaging in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person; and

(v)	no officer, director or employee of the Company or any Company Subsidiary is a Government Official.

(d)	The Company and Company Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with applicable Anti-Corruption Laws and Sanctions.

(e)

Section 4.14(e) of the Company Disclosure Schedule sets forth a list of all material mobile assets owned by the Company or any Company Subsidiary that are located in a state with a motor vehicle or other applicable statute that requires certain mobile assets to be subject to a certificate of title, certificate of ownership or other registration certificate (collectively, “Registration Certificates”) issued under the certificate of title or other similar laws of any state, province or other jurisdiction for such mobile asset (“Registrable Mobile Assets”). The Company and Company Subsidiaries have good and valid title to and are, and since January 1, 2021, have been, in compliance with all applicable titling requirements with respect to all such Registrable Mobile Assets.

4.15	Material Contracts.

(a)

Section 4.15(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any Company Subsidiary becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)	any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K;

(ii)

any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any Company Subsidiary to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, such freedom of the Surviving Company, Parent, the Company or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any Company Subsidiary (or, after the Effective Time, that would be binding on the Surviving Company, Parent or any of their respective Affiliates), (C) otherwise limits or restricts, in any material respect, the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Company, Parent or any of their respective Affiliates) from hiring or soliciting any Person for employment, or (D) levies a fine, charge or other payment for doing any of the foregoing;

(iii)

promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any Company Subsidiary of, or any similar commitment by the Company or any Company Subsidiary with respect to the obligations, liabilities or Indebtedness of any other Person, in each case in a principal amount in excess of $1,000,000;

(iv)

any Contract (other than the Company Credit Facilities) restricting the payment of dividends or the making of distributions to shareholders of the Company or the repurchase of stock or other equity of the Company;

(v)	any Contract that would require the disposition of any material assets or line of business of the Company or any Company Subsidiary as a result of the consummation of the Integrated Mergers;

(vi)	any joint venture, profit-sharing, partnership, strategic alliance, collaboration or other similar agreements;

(vii)

any Contract pursuant to which the Company or any Company Subsidiary receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company or any Company Subsidiary, other than licenses with respect to non-customized Software that (A) is generally available and licensed pursuant to standard commercial terms, and (B) with an annual cost of less than $250,000;

(viii)

any Contract pursuant to which the Company or any Company Subsidiary grants to any Third Party a license or similar right to any Intellectual Property that is material to the Company or any Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business;

(ix)

Contracts with (A) the top ten (10) customers of the Company based on revenues for the fiscal year ended December 31, 2022 and the nine months ended September 30, 2023 and (B) the top ten (10) vendors of the Company based on costs for the year ended December 31, 2022 and the nine months ended September 30, 2023;

(x)	any Related Party Contract;

(xi)

any Contract involving the settlement of any action or action threatened in writing (or series of related actions) (other than any actions covered by insurance) that will (A) involve payments after the date hereof in excess of $500,000 or (B) impose material monitoring or reporting obligations outside the ordinary course of business consistent with past practice;

(xii)	any Contract for the purchase or sale of real property, in each case entered into or completed on or after January 1, 2021 in excess of $5,000,000;

(xiii)	any Leases which provide for annual lease payments in excess of $200,000;

(xiv)	any collective bargaining agreement;

(xv)

any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any Company Subsidiary (other than any such Contracts that are terminable by the Company or any Company Subsidiary on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice); and

(xvi)

any Contract that relates to the acquisition or disposition of any business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which the Company or any Company Subsidiary has a material continuing obligation, including any material “earn-out” or similar contingent payment obligations.

(b)

The Company has made available to Parent a true, correct and complete copy of each Material Contract. All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Company Subsidiary (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or Company Subsidiaries (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with Section 6.1(k)), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any Company Subsidiary has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.16	Taxes.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)

All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been filed when due (giving effect to all extensions and whether or not shown as due on any Tax Return) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete.

(b)

The Company and each of the Company Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books and records.

(c)

All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2019 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)

Neither Company nor any of the Company Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal, state, or non-U.S. income Tax.

(e)

There is no Proceeding (including an audit) pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or the Company Subsidiaries in respect of any Tax or Tax asset which remains unresolved.

(f)	There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any Company Subsidiary and any Taxing Authority.

(g)

During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)	There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.

(i)

No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j)

Neither the Company nor any Company Subsidiary (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any Company Subsidiary was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and Company Subsidiaries), or (3) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(k)

Neither the Company nor any Company Subsidiary has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l)

Except as set forth in Section 4.16(l) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has (i) deferred any Taxes under Section 2303 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non-U.S. Law).

(m)

All material Taxes required to have been withheld and remitted by the Company or any of its Subsidiaries under applicable Law, including in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, have been withheld or collected and, to the extent required, have been timely paid over to the appropriate Taxing Authority, and all material Tax Returns, including any IRS Forms W-2 and 1099 and other applicable forms, required with respect thereto have been properly completed and timely filed in all material respects.

(n)

Neither the Company nor any of its Subsidiaries has participated or engaged in, or is otherwise required to make any disclosure with the IRS with respect to, any transaction that constitutes a “listed transaction” pursuant to Treasury Regulations Section 1.6011-4(b)(2) (or any analogous, comparable or similar provision of state, local or non-U.S. Law).

4.17	Employees and Employee Benefit Plans.

(a)

Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan. With respect to each material Company Employee Plan, the Company has made available to Parent, as applicable, (i) a copy of such plan and all amendments thereto (or where such Company Employee Plan has not been reduced to writing, a written summary of the material terms thereof); (ii) each trust, insurance or other funding arrangement; (iii) each summary plan description and summary of material modifications; (iv) the three most recently filed IRS Forms 5500; (v) the most recent favorable determination or opinion letter from the IRS; (vi) actuarial reports and financial statements with respect to the three most recently completed plan years; and (vii) all material notices, letters or other correspondence received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past year. No Company Employee Plan that is an employee stock ownership plan has borrowed money to purchase Company Common Stock for such plan.

(b)

Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past 6 years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)

Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked. Each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)

Except as set forth on Section 4.17(d) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates have (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the PBGC; (iii) withdrawn from any Company Employee Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e)

Since January 1, 2021, each Company Employee Plan has been maintained in compliance in all material respects with its terms and all Applicable Law, including ERISA and the Code. No material Proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against any Company Employee Plan before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC. To the Knowledge of the Company, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any Company Subsidiary.

(f)

Except as provided in set forth in Section 4.17(f) of the Company Disclosure Schedule, with respect to each current or former Company Service Provider, neither the execution of this Agreement nor the consummation of the Transactions will, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, change in control or severance payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, Parent or the Surviving Company to merge, amend or terminate any Company Employee Plan.

(g)

Without limiting the generality of Section 4.17(f), and except as set forth in Section 4.17(g) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h)

Except as set forth on Section 4.17(h) of the Company Disclosure Schedule, no Company Employee Plan provides or has any obligation to provide retiree health, retiree life insurance or other retiree welfare benefits (“Retiree Benefits”) to any individual for any reason, and neither the Company nor any Company Subsidiary has any liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits (other than coverage mandated by Applicable Law). Any Company Employee Plan providing for Retiree Benefits may be terminated after the Closing without material liabilities to the Parent, the Company or any of their Affiliates.

(i)

There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date.

(j)

Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(k)

With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any Company Subsidiary to incur any material liability under ERISA or the Code.

(l)

Each Non-US Company Employee Plan (i) has been maintained in material compliance with its terms and Applicable Law in all material respects, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

4.18	Labor Matters.

(a)

Section 4.18(a) of the Company Disclosure Schedule contains a list of all Company Service Providers as of the close of business on the date that is two (2) Business Days prior to date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Company Service Providers for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)

The Company and the Company Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to labor relations, fair employment practices, wages, hours, overtime, employee classification, discrimination, reasonable accommodation, disability rights or benefits, harassment, sexual misconduct, retaliation, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy, data protection and security, workers compensation, continuation coverage under group health plans, immigration, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, wage payment and the payment and withholding of Taxes. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws in all material respects. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and since January 1, 2021 has materially complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(c)

Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, since January 1, 2021, to the Knowledge of the Company (i) no allegations of sexual harassment or other sexual misconduct have been made against any employee of the Company or any Company Subsidiary who manages or supervises or, at any time, managed or supervised two (2) or more employees, and (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing related to any allegations of sexual harassment or other sexual misconduct by any officer of the Company or any Company Subsidiary. Since January 1, 2021, neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee of the Company or any Company Subsidiary.

(d)

There is no claim, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, subpoena, investigation or similar action against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority in connection with the alleged violation of any employment-related Applicable Law.

(e)

Neither the Company nor any Company Subsidiary is, or since January 1, 2021 has been, a party to, subject to, or negotiating any collective bargaining agreement with a union, works council or labor organization (collectively, “Union”). To the Knowledge of the Company, there is not, and since January 1, 2021 has not been, any Union or group of employees seeking to organize employees of the Company or any Company Subsidiary for the purpose of collective bargaining. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority. There is not presently pending, and since January 1, 2021, there has not been, nor to the Knowledge of the Company, has there been any threat of, any labor strike, slowdown, stoppage, picketing, interruption of work or lockout against the Company or any Company Subsidiary. The Company is not required to consult with, notify, or receive consent or advice from any Union to enter into this Agreement or to consummate any of the Transactions.

(f)

The Company and each Company Subsidiary is, and has been since January 1, 2021, in material compliance with WARN and has no material liabilities or other obligations thereunder since January 1, 2021. Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has taken or has any plans to undertake any action that would reasonably be expected to cause Parent or the Surviving Company or any of their Affiliates to have any material liability or obligation following the Closing Date under WARN.

4.19	Intellectual Property and Information Technology.

(a)

Section 4.19(a) of the Company Disclosure Schedule sets forth a list of all patents, registered trademarks, registered copyrights, Internet domain name registrations, any Internet account names and registrations (including domain names and social networking and media user names and handles) and pending applications for any patents, trademarks and copyrights owned by or purported to be owned by the Company or any Company Subsidiary (“Registered Company IP”) in each case (as applicable), specifying the record owner, jurisdiction, registration or application number. The Registered Company IP is subsisting and, to the Knowledge of the Company, is valid and enforceable and all renewal and maintenance fees therefor have been timely paid.

(b)

The Company and the Company Subsidiary have taken reasonable and customary steps in accordance with industry standards to maintain and enforce the Company Owned IP. The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to their respective businesses.

(c)

The Company or the Company Subsidiaries solely own all right title and interest, own, free and clear of all Liens (other than Permitted Liens), or have the rights to use, all Company Owned IP and Company IT Systems material to the conduct of their respective businesses as currently conducted. The foregoing representation and warranty is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 4.19(d) below.

(d)

Except as set forth on Section 4.19(d) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened written claims or Proceedings (including any opposition, cancellation, revocation, review or other proceedings) against the Company or any Company Subsidiary alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any Company Subsidiary, and, to the Knowledge of the Company, the operations of the businesses (including the products and services) of the Company and the Company Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims or Proceedings (including any opposition, cancellation, revocation, review or other proceedings) by the Company or any Company Subsidiary alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP, and, to the Knowledge of the Company, no Third Party has since January 1, 2021, infringed, misappropriated or otherwise violated any material Company Owned IP.

(e)

The Company IT Systems constitute all of the IT systems that are necessary and sufficient (including with respect to performance, security, integrity, working condition and capacity) to enable the Company and each Company Subsidiary to conduct business as presently conducted in all material respects. The Company IT Systems have not suffered any material security breach or failure (including any malfunction, failure, corruption, continued substandard performance, malicious code, cyber incident, or use of or other material disruption or impairment), and there has been no unauthorized access to or use of any Company IT systems (of any Software, information or data stored on any Company IT Systems. The Company and each Company Subsidiary have taken commercially reasonable actions, consistent with industry standards, to monitor and protect the confidentiality, integrity, availability, operation and security of the

Company IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities, and Software support arrangements.

4.20	Data Protection.

(a)

The Company and each Company Subsidiary, the conduct of the Company’s and each Company Subsidiary’s business (including all of its and their products and services), and to the Knowledge of Company, all third parties that have Processed Company Data on behalf of the Company and/or Company Subsidiaries, comply with all applicable Privacy and Data Processing Obligations in all material respects.

(b)

The Company and each Company Subsidiary have since January 1, 2020 implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, security and integrity of Company IT Systems and Personal Information against loss, damage and unauthorized access, use, modification or other misuse. Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, there has been no material data security incident, breach, ransomware, denial of access attack, denial of service attack, hacking or similar event with respect to any Company IT Systems, or any loss, damage or accidental, unlawful or unauthorized access, use, modification, Processing or breach of security of Company Data maintained by or on behalf of the Company and each Company Subsidiary (each, a “Company Security Incident”). No circumstance has arisen in which any applicable Privacy and Data Processing Obligation has required the Company or a Company Subsidiary to provide notice to any Governmental Authority or other Person of any Company Security Incident. The Company and each Company Subsidiary have remediated all critical, high and medium-level privacy, data protection or data security risks, threats, issues and vulnerabilities to Personal Information maintained by the Company identified by or to the Company and each Company Subsidiary.

(c)

Except as set forth on Section 4.20(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary have not received any written notice of any actions, claims or investigations or regulatory inquiries related to any alleged violation of any applicable Privacy and Data Processing Obligations or to the loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Company or any Company Subsidiary.

(d)

There are no unsatisfied requests from any Person to the Company or any Company Subsidiary seeking to exercise rights provided to such Person under any applicable Privacy and Data Processing Obligation.

(e)

The Company and each Company Subsidiary and, to the Knowledge of Company, their service providers have, at all applicable times had, all rights, consents and authorizations required by any applicable Privacy and Data Processing Obligation to Process Company Data as Processed by or for the Company and each Company Subsidiary.

(f)

The Company and each Company Subsidiary perform and have performed reasonable and appropriate diligence into the privacy, data protection and data security practices or all service providers, and have bound service providers that Process Company Data on behalf of the Company or a Company Subsidiary to contractual obligations that comply with applicable requirements under Privacy and Data Processing Obligations in all material respects.

4.21	Environmental Matters.

The Company has made available true, correct and complete copies of all material, non-privileged audits, studies, analyses, investigations and sampling reports with respect to the Company or its Subsidiaries that are in its possession relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except (x) as set forth in Section 4.21 of the Company Disclosure Schedule or (y) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)	the Company and each Company Subsidiary are, and have been since January 1, 2021, in compliance with all Environmental Laws;

(b)

the Company and each Company Subsidiary possess and are, and have been since January 1, 2021, in compliance with all applicable Environmental Permits, all such Environmental Permits are valid and in good standing, and no action is pending to revoke any such Environmental Permit;

(c)

there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary, Owned Real Property or Leased Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of Company Subsidiary, and, to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such Environmental Claims;

(d)

there has been no Release of any Hazardous Substance in, at, on, under, or migrating to or from, Owned Real Property or Leased Real Property, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any Company Subsidiary or any of their respective predecessors; and

(e)

neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired or distributed products containing, Hazardous Substances except in a manner in compliance with all Environmental Laws and as could not reasonably be expected to result in any Environmental Liability impacting the Company or any Company Subsidiary.

4.22	Insurance.

The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any Company Subsidiary is a policyholder or that covers the business, operations, employees, officers, directors or assets of the Company or any Company Subsidiary (the “Company Insurance Policies”). The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the Transactions. Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination or modification of, any of the Company Insurance Policies. Section 4.22

of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

4.23	Properties.

(a)

Section 4.23(a) of the Company Disclosure Schedule sets forth a correct street address of all land, buildings and improvements thereto that is owned in fee by the Company and any Company Subsidiary (the “Owned Real Property”). The Company and the Company Subsidiaries have good and marketable fee title in the Owned Real Property, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has pledged or mortgaged their respective interests in any of the Owned Real Property. Neither the Company nor any Company Subsidiary has granted, and to the Knowledge of the Company there are no, outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. No portion of the consideration for the acquisition of any Owned Real Property remains to be paid by the Company or any Company Subsidiary.

(b)

Section 4.23(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the expiration date of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings and improvements thereto that are leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Company and the Company Subsidiaries hold valid leasehold, subleasehold or license, as applicable, interests in the Leased Real Property, free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any of the Leased Real Property or has assigned its interest in any Leased Real Property. The Company has delivered to the Parent accurate and complete copies of all Leases. With respect to each Lease, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise by such party of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party, is in default under any of the Leases, and no condition exists which, upon the passage of time or the giving of notice or both, would cause a default under any of the Leases by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party. No Lease is between the Company, on the one hand, and any Affiliate of the Company, on the other hand.

(c)

The Company and the Company Subsidiaries are in peaceful and undisturbed possession of the Real Property in all material respects, and there are no contractual or legal restrictions that materially preclude or materially restrict the ability of the Company or any Company Subsidiary to use such Real Property for the purposes for which it is currently being used. Neither the Company nor any Company Subsidiary has, and to the Knowledge of the Company no other Person has, leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Real Property, and neither the Company nor any Company Subsidiary have received written notice, and the Company has no Knowledge, of any claim of any Person to the contrary. To the Knowledge of the Company, there are no Contracts outstanding for the sale, exchange, Lien, lease or transfer of the Real Property, or any portion thereof.

(d)

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Real Property (collectively, the “Improvements”) are in compliance in all material respects with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled, except to the extent any violation thereof would not have a material adverse effect on the use or occupancy of the applicable Real Property.

(e)

To the Knowledge of the Company, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Real Property that are material to the operation of the Real Property or to operate the Company’s and the Company Subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority or other Person having jurisdiction over the Real Property threatening in writing a suspension, revocation, modification or cancellation of any Real Property Permit and no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

(f)

The Real Property constitutes all such property used in or necessary to conduct the businesses of the Company and the Company Subsidiaries as conducted and as currently planned to be conducted in all material respects. To the Knowledge of the Company, there are no material facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Parent after the Closing in the same manner prior to the Closing.

4.24	Transactions with Affiliates.

To the Knowledge of the Company, since January 1, 2021, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

4.25	Antitakeover Statutes.

Assuming the accuracy of the representations and warranties set forth in Section 5.17, no restrictions on business combinations set forth in any “interested shareholder”, “control share acquisition,” “fair price,” “moratorium” or other Antitakeover Laws enacted in the State of California, or, to the Knowledge of the Company, under any other U.S. state or federal Laws, apply to this Agreement or any of the Transactions.

4.26	Opinion of Financial Advisors.

The Company Board has received the oral opinion (to be confirmed in writing) of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of shares of Company Common Stock and, as of the date hereof, such opinion has not been modified or withdrawn.

4.27	Broker’s Fees.

Except for Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any Company Subsidiary in connection with the Transactions.

4.28	No Ownership of Parent Common Stock.

Neither the Company nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries. Neither the Company nor any Company Subsidiary is an “interested stockholder” of Parent (with the meaning of Section 203 of the DGCL).

4.29	No Rights Plan.

As of the date of this Agreement, there is no shareholder rights plan, “poison pill,” antitakeover plan or similar device in effect to which the Company or any Company Subsidiary is subject or a party or by which the Company or any Company Subsidiary is otherwise bound.

4.30	No Other Company Representations and Warranties.

Except for the representations and warranties made by the Company in this Section 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.5 and the introduction to this Section 4), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or the Company Subsidiaries, or the accuracy or completeness of any information regarding the Company or the Company Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and the Company Subsidiaries disclaim any other representations or warranties, whether made by the Company or any Company Subsidiary or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Section 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.5 and the introduction to Section 5), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.30 shall not limit Parent’s, the Merger Subs’ or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF PARENT

Except (x) as disclosed in any publicly available Parent SEC Document filed since January 1, 2023, but no later than two (2) Business Days prior to the date of this Agreement (but without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and excluding any disclosure contained in any part of any Parent SEC Document entitled “Risk Factors” or “Cautionary Note Regarding Forward Looking Statements” or any other disclosures in any Parent SEC Document that are cautionary, predictive or forward-looking in nature and provided that nothing disclosed in such Parent SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3 and Section 5.4) or (y) as set forth in the Parent Disclosure Schedule (subject to Section 11.5), Parent represents and warrants to the Company that:

5.1	Corporate Existence and Power.

(a)

Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)

Each of Parent and the Merger Subs has all requisite power and authority to own, lease and operate its properties or assets and to carry on its business as now conducted. Each of Parent and the Merger Subs is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)

Parent has made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws of Parent, the articles of incorporation and bylaws of Merger Sub I, and the certificate of formation and limited liability company agreement of Merger Sub II, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect, and neither Parent nor any of the Merger Subs is in material violation of any of the provisions thereof. Since the date of its incorporation, the Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement.

5.2	Corporate Authorization.

(a)

The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and each of the Transaction Documents to which such Person is a party, and the consummation by Parent and the Merger Subs of the Transactions, are within the powers of each of Parent and the Merger Subs and, except for the required approval and adoption of this Agreement by Parent in its capacity as the sole equityholder of the Merger Subs, have been duly authorized by all necessary corporate action on the part of Parent and the Merger Subs. This Agreement has been duly executed and delivered by each of Parent and the Merger Subs, and each of the Transaction Documents to which Parent or one of the Merger Subs is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)

At a meeting duly called and held on or prior to the date hereof, the Parent Board adopted resolutions (i) determining that this Agreement and the Transactions (including the issuance of shares of Parent Common Stock in connection with the Integrated Mergers and the Integrated Mergers) are fair to and in the best interests of Parent’s stockholders; and (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Integrated Mergers).

(c)

At a meeting duly called and held on or prior to the date hereof or by written consent in lieu of such meetings, the board of directors of Merger Sub I and the managing member of Merger Sub II unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Integrated Mergers) are fair to and in the best interests of the sole equityholder of such Merger Sub; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Integrated Mergers); (iii) directing that this Agreement be submitted for approval and adoption by the sole equityholder of such Merger Sub; and (iv) recommending approval and adoption of this Agreement (including the Integrated Mergers) by the sole equityholder of such Merger Sub.

(d)	None of the board of directors of Parent or Merger Sub I or the managing member of Merger Sub II has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

5.3	Governmental Authorization.

The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the other Transaction Documents to which such Person is or is specified to be a party, and the consummation by each of Parent and the Merger Subs of the Transactions, require no action by or in respect of, consents of, or Filings with, any Governmental Authority other than (a) the filing of the First-Step California Certificate, the Second-Step California Certificate and the Second-Step Delaware Certificate as required by the DLLCA and the CGCL, and appropriate documents with the relevant authorities of other states in which Parent or the Merger Subs are qualified to do business; (b) compliance with any applicable requirements of the HSR Act and other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; (d) the consents set forth on Section 5.3 of the Parent Disclosure Schedule; and (e) any other actions, consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (clauses (a) through (e), collectively the “Parent Governmental Authorizations”).

5.4	Non-contravention.

The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the other Transaction Documents to which such Person is or is specified to be a party, the consummation of the Transactions, and performance by Parent or the Merger Subs of their respective obligations under such Transaction Documents do not and will not (a) assuming approval of Parent in its capacity as sole equityholder of the Merger Subs, contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 5.3 and approval of Parent in its capacity as sole equityholder of each of the Merger Subs, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or their respective assets or businesses; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5	Capitalization.

(a)

The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 1,000,000 shares or preferred stock, par value $0.0001 (“Parent Preferred Stock”). As of close of business on January 25, 2024, there were issued and outstanding (i) 189,967,602 shares of Parent Common Stock; (ii) no shares of Parent Preferred Stock; (iii) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 1,362,967 shares of Parent Common Stock; (iv) restricted stock awards with respect to 28,946 shares of Parent Common Stock (“Parent Restricted Stock Awards”); (v) restricted stock units with respect to an aggregate of 618,246 shares of Parent Common Stock (“Parent RSU Awards”); (vii) performance-based restricted stock units with respect to an aggregate of 1,939,691 shares of Parent Common Stock (“Parent PSU Awards,” together with Parent Stock Options, Parent Restricted Stock Awards, Parent RSU Awards, “Parent Equity Awards”), determined assuming maximum performance levels were achieved; and (viii) 3,706,148 additional shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of pre-emptive right. Except, as otherwise set forth in this Section 5.5(a) and for changes after the date hereof resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or (B) the issuance of Parent Equity Awards after such date, in each case as and to the extent permitted by Section 7.1, there are no issued, reserved for issuance or outstanding (w) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (x) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (y) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (w) through (z) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock of each of the Merger Subs.

(b)

All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of pre-emptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

(c)

There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other equity interests of Parent. Neither Parent, each of the Merger Subs nor any other Subsidiaries of Parent has granted any pre-emptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock or other ownership interests (as applicable) that are in effect.

(d)

The authorized capital stock of Merger Sub I consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid, nonassessable and outstanding. The limited liability company interests of Merger Sub II consist of one class of common interest, all of which are validly issued, fully paid, nonassessable and outstanding. All of the issued and outstanding capital stock of Merger Sub I and limited liability company interests of Merger Sub II are, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock, voting securities or other ownership interests (as applicable) of Merger Sub I or Merger Sub II, (ii) no securities of either Merger Sub I or Merger Sub II convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests (as applicable) of Merger Sub I or Merger Sub II and (iii) no options or other rights to acquire from Merger Sub I or Merger Sub II, and no obligations of Merger Sub I or Merger Sub II to issue, any capital stock, voting securities, other ownership interests or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests (as applicable) of Merger Sub I or Merger Sub II. Neither Merger Sub I nor Merger Sub II has conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Integrated Mergers and the other Transactions.

5.6	Subsidiaries.

(a)

Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.6(a) of the Parent Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of Parent as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b)

Except as set forth on Section 5.6(b) of the Parent Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent; (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or any securities described in the foregoing clauses (i) through (iii) of this Section 5.6(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

5.7	Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a)

Parent and each of its Subsidiaries have timely filed with or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Securities Exchange Act since January 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) with the SEC, and have paid all material fees and assessments due and payable in connection therewith.

(b)

As of its filing date, each Parent SEC Document filed since January 1, 2021 prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.9 is true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c)

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since January 1, 2021 prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.9 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent or any Parent SEC Documents.

(d)

Parent is, and since January 1, 2021 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)

Since January 1, 2021, neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective Representatives has received any written bona fide material complaint, allegation, assertion or claim related to the accounting or auditing practices, procedures or methodologies of Parent or any of its Subsidiaries or their respective internal accounting controls, including any written bona fide material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)

Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s Principal Executive Officer and its Principal Financial Officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s Principal Executive Officer and Principal Financial Officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.

(g)

Parent and its Subsidiaries have established and maintain a system of Internal Controls. Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s Principal Executive Officer and Principal Financial Officer have disclosed, based on their most recent evaluation of such Internal Controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of Internal Controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by Parent’s Principal Executive Officer and Principal Financial Officer to Parent’s auditors and audit committee of the Parent Board since January 1, 2021.

(h)

The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Securities Exchange Act with respect to such reports.

(i)

Since January 1, 2021, each of the Principal Executive Officer and Principal Financial Officer of Parent (or each former Principal Executive Officer and Principal Financial Officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

5.8	Financial Statements and Financial Matters.

(a)

The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, in all material respects, the books and records of Parent and its Subsidiaries.

(b)

From January 1, 2021 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

5.9	Disclosure Documents.

The information relating to Parent and its Subsidiaries that is expressly provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and (b) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Registration Statement (except for the portions thereof that relate to the Company or any of the Company Subsidiaries or the Company Shareholder Meeting) will comply in all material respects with the applicable provisions of the Securities Act and Securities Exchange Act and the rules and regulations thereunder.

5.10	Absence of Certain Changes.

Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not occurred a Parent Material Adverse Effect.

5.11	No Undisclosed Liabilities.

There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not be, individually or in the aggregate, material to the Parent and its Subsidiaries taken as a whole. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

5.12	Litigation.

There is no material Proceeding existing, pending against, or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any of their respective properties or assets, or, to the

Knowledge of Parent, any present or former officer or director of Parent or any of its Subsidiaries in such individual’s capacity as such and neither Parent nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any outstanding Order. As of the date hereof, there is no existing, pending or, to the Knowledge of Parent, Proceeding threatened in writing against Parent or outstanding Order against Parent that challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Integrated Mergers.

5.13	Permits.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all Governmental Authority consents necessary for the operation of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are and since January 1, 2021, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the Knowledge of Parent, threatened in writing that seeks, or, to the Knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.14	Compliance with Applicable Laws.

(a)

Parent and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws, except where the failure to comply with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any other Governmental Authority.

(b)

Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries.

(c)	Except as set forth in Section 5.14(c) of the Parent Disclosure Schedule:

(i)

Parent, each of its Subsidiaries, and each of their respective directors, officers, employees and, to the Knowledge of Parent, agents and representatives is, and has since January 1, 2019 been, in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws;

(ii)

neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees and, to the Knowledge of Parent, agents and representatives is, or has since January 1, 2019 been, subject to any actual, pending or threatened in writing civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Parent or any of its Subsidiaries, in any way relating to applicable Anti-Corruption Laws or Anti-Money Laundering Laws;

(iii)	neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees and, to the Knowledge of Parent, agents and representatives is a Sanctioned Person;

(iv)

neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees and, to the Knowledge of Parent, agents and representatives (A) has, since January 1, 2019, violated or is in violation of applicable Sanctions, (B) is engaging in any dealings, transactions, activity or conduct which could result in it becoming a Sanctioned Person, (C) is subject to any actual, pending or threatened in writing civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries, in any way relating to applicable Sanctions or (D) is engaging in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person; and

(v)	no officer, director or employee of Parent or any of its Subsidiaries is a Government Official.

5.15	Taxes

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)

All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete.

(b)

Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)

All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2017 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)

Neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal, state, or non-U.S. income Tax.

(e)

There is no Proceeding (including an audit) pending or, to the Knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset which remains unresolved.

(f)	There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(g)

During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)	There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Parent or any of its Subsidiaries.

(i)

No claim has been made in writing by any Taxing Authority in a jurisdiction where the Parent and/or any of its Subsidiaries do not file Tax Returns that the Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j)

Neither Parent nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(k)

Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l)

Neither Parent nor any of its Subsidiaries has (i) deferred any Taxes under Section 2303 of the CARES Act, (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non-U.S. Law).

(m)	As of the Effective Time, Merger Sub II will be an entity disregarded as separate from Parent for U.S. federal income tax purposes.

5.16	Broker’s Fees.

Except for BofA Securities, Inc. and Rothschild & Co. Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

5.17	No Ownership of Company Common Stock.

Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or (b) has any rights to acquire any shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

5.18	Financing.

On the Closing Date, assuming the Financing contemplated by the Commitment Letter is available on the terms and conditions set forth therein, the Borrowers will have all funds necessary to consummate the Transactions. In no event shall the receipt or availability of any funds or financing by Parent, the Borrowers or any of the Merger Subs or any other financing or other transactions or any marketing or syndication of any of the foregoing be a condition to any of Parent’s or any Merger Sub’s obligations hereunder. Parent has obtained and delivered to the Company a true, complete and fully executed and accepted debt commitment letter, dated as of the date hereof (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, collectively, the “Commitment Letter”), pursuant to which the Financing Sources have committed, subject solely to the terms and conditions expressly set forth in the Commitment Letter, to lend to certain US and Canadian Subsidiaries of Parent named therein as borrowers (the “Borrowers”) the amounts set forth therein for, among other things, the purposes of the Financing. The Commitment Letter, in the form so delivered, is in full force and effect in accordance with the terms thereof, has not been amended or otherwise modified and is the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exceptions. To the Knowledge of Parent, no such commitment provided for in the Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated other than as set forth in the Commitment Letter with respect to the Parent’s ability to add additional arrangers thereunder. Parent or the Merger Subs have fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable and due on the date hereof and will pay in full any such amounts payable and due on, and subject to the occurrence of, the Closing Date. Neither Parent nor any of the Merger Subs, nor to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letter, and to the Knowledge of Parent, no event has occurred or fact, condition or circumstance exists that, could or could reasonably be expected to (a) constitute or result in a breach or default on the part of any Person under the Commitment Letter, (b) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Commitment Letter, (c) make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate in any material respect, (d) give Parent or any Merger Sub any reason to believe that any of the conditions to be satisfied contained in the Commitment Letter will not be satisfied on a timely basis on or prior to the Closing Date or that the Financing or that the full amounts committed pursuant to the Commitment Letter will not be available as of the Closing if the conditions to be satisfied contained in the Commitment Letter are satisfied or (e) otherwise result in, or give Parent or any Merger Sub any reason to believe that, any portion of the Financing will not be available as of the Closing. There are no conditions precedent (directly or indirectly) or other conditions related to the Financing and the full amount of funding thereof other than the terms thereof expressly set forth in the Commitment Letter. There are no contingencies that would permit any Financing Source to reduce the total amount of the Financing, including any condition or other contingency relating to the availability of the Financing pursuant to any “flex” provision. Other than the Commitment Letter, there are no other contracts or written agreements (or other arrangements or agreements that are material) entered into by the Parent or any Affiliate thereof that are materially related to the funding of the Financing (except for (i) customary engagement letters and fee credit letters, true and correct copies of which have been provided to the Company and (ii) customary non-disclosure agreements which do not impact the availability, conditionality or amount of the Financing).

5.19	Data Protection.

(a)

Parent and each of its Subsidiaries, the conduct of the Parent’s and each of its Subsidiaries’ business (including all of its and their products and services), and to the Knowledge of Parent, all third parties that have Processed Parent Data on behalf of Parent and/or its Subsidiaries, comply with all applicable Privacy and Data Processing Obligations in all material respects.

(b)

Parent and each of its Subsidiaries have since January 1, 2020 implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, security and integrity of Parent IT Systems and Personal Information against loss, damage and unauthorized access, use, modification or other misuse. There has been no material data security incident, breach, ransomware, denial of access attack, denial of service attack, hacking or similar event with respect to any Parent IT Systems, or any loss, damage or accidental, unlawful or unauthorized access, use, modification, Processing or breach of security of Parent Data maintained by or on behalf of Parent and each of its Subsidiaries (each, a “Parent Security Incident”). No circumstance has arisen in which any applicable Privacy and Data Processing Obligation has required Parent or any of its Subsidiaries to provide notice to any Governmental Authority or other Person of any Parent Security Incident. Parent and each of its Subsidiaries have remediated all critical, high and medium-level privacy, data protection or data security risks, threats, issues and vulnerabilities to Personal Information maintained by Parent identified by or to Parent and each of its Subsidiaries.

(c)

Parent and each of its Subsidiaries have not received any written notice of any actions, claims or investigations or regulatory inquiries related to any alleged violation of any applicable Privacy and Data Processing Obligations or to the loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of Parent or any of its Subsidiaries.

(d)	There are no unsatisfied requests from any Person to Parent or any of its Subsidiaries seeking to exercise rights provided to such Person under any applicable Privacy and Data Processing Obligation.

(e)

Parent and each of its Subsidiaries and, to the Knowledge of Parent, their service providers have, at all applicable times had, all rights, consents and authorizations required by any applicable Privacy and Data Processing Obligation to Process Parent Data as Processed by or for Parent and each of its Subsidiaries.

(f)

Parent and each of its Subsidiaries perform and have performed reasonable and appropriate diligence into the privacy, data protection and data security practices or all service providers, and have bound service providers that Process Parent Data on behalf of Parent or any of its Subsidiaries to contractual obligations that comply with applicable requirements under Privacy and Data Processing Obligations in all material respects.

5.20	Environmental Matters.

Except (x) as set forth in Section 5.20 of the Parent Disclosure Schedule or (y) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)	Parent and each of its Subsidiaries are, and have been since January 1, 2021, in compliance with all Environmental Laws;

(b)

Parent and each of its Subsidiaries possess and are, and have been since January 1, 2021, in compliance with all applicable Environmental Permits, all such Environmental Permits are valid and in good standing, and no action is pending to revoke any such Environmental Permit;

(c)

there are no Environmental Claims pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries, or any of their respective real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, and, to the Knowledge of Parent, there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such Environmental Claims;

(d)

there has been no Release of any Hazardous Substance in, at, on, under, or migrating to or from, any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any real property formerly owned, leased or operated by Parent or any of its Subsidiaries or any of their respective predecessors; and

(e)

neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired or distributed products containing, Hazardous Substances except in a manner in compliance with all Environmental Laws and as could not reasonably be expected to result in any Environmental Liability impacting Parent or any of its Subsidiaries.

5.21	No Other Parent Representations and Warranties.

Except for the representations and warranties made by Parent in this Section 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.5 and the introduction to this Section 5), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Section 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.5 and the introduction to Section 4), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or the Company Subsidiaries, or the accuracy or completeness of any information regarding the Company or the Company Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.21 shall not limit Parent’s, the Merger Subs’ or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

6.	COVENANTS OF THE COMPANY

6.1	Conduct of the Company.

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (a) as required by Applicable Law, (b) as set forth in Section 6.1 of the Company Disclosure Schedule, (c) as otherwise required or expressly permitted by, or otherwise contemplated in, the Company’s business plan for fiscal year 2024 as approved by the Company Board and previously made available to Parent (the “Company’s 2024 Business Plan”), and (d) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (with email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed and such consent to be deemed given if Parent provides no written response (with email being sufficient) within three (3) Business Days after a written request by the Company for such consent, and subject to its covenants set forth in Sections 6.1(a) through 6.1(v), the Company shall, and shall cause each Company Subsidiary to (1) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all Applicable Laws and (2) use its commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties, in the case of each of the foregoing having material business relationships with the Company and the Company Subsidiaries; (ii) keep available the services of the directors, officers and employees of the Company and its Subsidiaries, and (iii) maintain in effect all material Company Permits. Without limiting the generality of the foregoing, except (A) as required by Applicable Law, (B) as set forth in Section 6.1 of the Company Disclosure Schedule, (C) as otherwise required or expressly permitted by, or otherwise contemplated in, the Company’s 2024 Business Plan, and (D) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (with email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed and such consent to be deemed given if Parent provides no written response (with email being sufficient) within three (3) Business Days after a written request by the Company for such consent, the Company shall not, and shall cause each of the Company Subsidiaries not to:

(a)	adopt or propose any change to the Company Organizational Documents;

(b)

merge or consolidate with any other Person; or (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets (other than acquisitions of products in the ordinary course of business), securities or property (in the case of each of clause (i) and clause (ii), other than transactions (A) solely among the Company and one or more of its wholly owned Company Subsidiaries, (B) solely among the Company’s wholly owned Company Subsidiaries or (C) with an aggregate value of less than $15,000,000 on a quarterly basis or $60,000,000 on an annual basis);

(c)

split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among the Company and one or more of its wholly owned Company Subsidiaries or (B) solely among the Company’s wholly owned Company Subsidiaries); (ii) amend any term or alter any rights of any of its outstanding equity securities; (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends consistent with past practice (including with respect to record and payment dates and recent increases of such dividend amounts), or (B) dividends or distributions paid by any direct or indirect Company Subsidiary to the Company or a wholly owned Company Subsidiary (including, but not limited to, any dividends or distributions paid by

TRS-RenTelco India Private Limited to the Company or by McGrath RentCorp Asia PTE. LTD. to the Company); or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or other securities (other than (1) repurchases of shares of Company Common Stock in connection with the exercise of Company SARs or the vesting or settlement of Company RSU Awards or Company PSU Awards, (2) acquisitions of Company Common Stock tendered by holders of Company Equity Awards in order to satisfy obligations to pay the base price and/or tax withholding obligation with respect thereto, and (3) the acquisition by the Company of shares of Company Common Stock in connection with the forfeiture of Company Equity Awards), in each case outstanding as of the date of this Agreement in accordance with the present terms of the Company Equity Plans and applicable award agreements of such Company SARs, Company RSU Awards or Company PSU Awards);

(d)

(i) issue, deliver or sell, authorize the issuance, delivery or sale of, or pledge or otherwise encumber any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Company Common Stock upon the exercise of shares of Company SARs or the vesting or settlement of shares of Company RSU Awards or Company PSU Awards in accordance with the present terms of the Company Equity Plans and applicable award agreements of such Company SARs, Company RSU Awards or Company PSU Awards or the sale of Company Common Stock in order to satisfy tax withholding obligations to the extent permitted by the present terms of the Company Equity Plans and applicable award agreements of such Company SARs, Company RSU Awards or Company PSU Awards, or (ii) enter into any agreement with respect to the voting of any of its capital stock;

(e)	authorize, make or commit to make any capital expenditures or incur any obligations or liabilities in connection therewith;

(f)

transfer, sell, lease or otherwise dispose of any Company Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) transfers, sales, leases or other dispositions in the ordinary course of business in an amount not to exceed $10,000,000 in the aggregate for all such dispositions on a quarterly basis; (ii) transactions (A) solely among the Company and one or more of its wholly owned Company Subsidiaries or (B) solely among the Company’s wholly owned Company Subsidiaries; (iii) sales of products in the ordinary course of business; or (iv) the continued liquidation of TRS-RenTelco India Private Limited and the dissolution of McGrath RentCorp Asia PTE. LTD.;

(g)

sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business) or agree to cause or require any of the foregoing, abandon, allow to lapse, cancel, waive or otherwise fail to take any action necessary to maintain any material Company Owned IP;

(h)	disclose to any Person any material Trade Secrets included in the Company Owned IP, other than in the ordinary course of business or as required by the terms of any Company Material Contract;

(i)

(i) make any loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by the Company to one or more of the Company Subsidiaries or (B) by any Company Subsidiary to the Company or any Company Subsidiary or (ii) incur, assume, guarantee, repay or repurchase any Indebtedness other than (1) pursuant to the Financing,

(2) the incurrence and/or repayment of loans (or issuance or terminations of letters of credit or similar instruments) (A) in the ordinary course of business to fund the capital expenditures permitted by Section 6.1(e), and (B) in connection with the consummation of acquisitions or investments otherwise permitted by Section 6.1(b), but with an aggregate value of less than $15,000,000 on a quarterly basis or $60,000,000 on an annual basis, (3) Indebtedness to refinance or replace existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced, (4) guaranties incurred in compliance with this Section 6.1(i) by it of Indebtedness of its wholly owned Subsidiaries, (5) interest rate swaps on customary commercial terms in the ordinary course of business and not for speculative purposes, (6) transactions solely among (x) the Company and one or more of its wholly owned Subsidiaries or (y) the Company’s wholly owned Subsidiaries, (7) customer deposits or prepayments incurred in the ordinary course of business, or (8) the incurrence and/or repayment of loans (or issuance or terminations of letters of credit or similar instruments) pursuant to the Company Credit Facilities in the ordinary course of business, provided that notwithstanding anything to the contrary set forth herein, in no event shall the Company incur any Indebtedness under the Company Note Purchase Agreement;

(j)	create or incur any Lien (except for a Permitted Lien) on any material property or asset (including any Company Owned IP) other than Liens securing Indebtedness in accordance with Section 6.1(i)(ii);

(k)

other than in the ordinary course of business consistent with past practice (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract); (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder (other than any automatic termination, renewal or extension pursuant to the terms of such Company Material Contract); or (iii) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

(l)	terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and the Company Subsidiaries, taken as a whole;

(m)

other than as required by the terms of any Company Employee Plan, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of the current or former Company Service Providers; (ii) enter into any employment or consulting agreement or deferred compensation, change in control, guaranteed bonus, severance or other similar agreement (or any material amendment to any such existing agreement) with any existing, former or prospective Company Service Providers with a base salary and annual target bonus, in the aggregate, in excess of $400,000 (a “Senior Employee”); (iii) establish, adopt, materially amend or enter into any Company Employee Plan or collective bargaining agreement; (iv) grant or materially amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Service Provider; (v) hire or terminate without cause any Senior Employee; (vi) materially increase the compensation, bonus or other benefits payable to any current or former Company Service Provider (other than increases in base compensation of not more than 4% in the aggregate to management or Senior Employees and in each case in the ordinary course of business consistent with past practice, or (vii) make any loan or advance to any Company Service Provider;

(n)

make a loan to the Company’s employee stock ownership and 401(k) plan (“KSOP”), or direct or otherwise cause the trustee of the KSOP to borrow any amounts to purchase Company Common Stock with respect to the KSOP;

(o)	make any material change in any method of accounting or accounting principles or practice, other than as required by GAAP or Regulation S-X, as approved by its independent public accountants;

(p)

(i) make, change or revocation of any material Tax election, (ii) adopt or change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) enter into any closing agreement with respect to Taxes, (v) settle or surrender any material Tax claim, audit, assessment or other proceeding relating to Taxes, or (vi) fail to accrue a reserve in the books and records and financial statements in accordance with past practice for Taxes payable by the Company or any of the Company Subsidiaries;

(q)

take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Integrated Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(r)

commence any Proceeding, or settle or compromise, or offer to settle or compromise, any claim, action, suit, investigation, or Proceeding, pending or threatened, and involving or against the Company or any Company Subsidiary, other than those involving only a monetary payment by the Company or any Company Subsidiary not to exceed $500,000 individually and $2,000,000 in the aggregate and that include a full release of the Company and any Company Subsidiary with respect to the matters that are the subject thereof without any admission of any wrongdoing on the part of or any material restriction on the future operations of the Company or any Company Subsidiary; provided, that in no event shall the Company or any Company Subsidiary settle or compromise, or offer to settle or compromise, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or Proceeding (A) that relates to the Transactions, (B) that seeks injunctive or equitable relief, or (C) asserts (1) infringement, misappropriation or other violation by the Company or any Company Subsidiary of any Person’s Intellectual Property or (2) infringement, misappropriation or other violation by any Person of any Company Owned IP;

(s)

enter into any transaction between the Company or any Company Subsidiary, on the one hand, and any of the Company’s Affiliates (other than the Company or any Company Subsidiary), on the other hand, other than agreements permitted by Section 6.1(m) or indemnification agreements between the Company and directors or executive officers of the Company;

(t)

commit a Willfull Breach of any representation or warranty of the Company hereunder that would make such representation or warranty inaccurate in any respect at, or immediately prior to, the Effective Time;

(u)

write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with the Company’s financial accounting policies and procedures and GAAP as determined in consultation with the Company’s outside auditor; or

(v)	agree, commit or publicly propose to do any of the foregoing.

6.2	Access to Information; Confidentiality.

(a)

Upon reasonable prior written notice, subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records and provide copies thereof to Parent, and, during such period, the Company shall, and shall cause the Company Subsidiaries to, reasonably make available to Parent all other information concerning its businesses, properties and personnel as Parent may reasonably request, and instruct its Representatives to reasonably cooperate with Parent in its investigation. Without limiting the foregoing, following the date of this Agreement and continuing through the Closing Date or earlier termination of this Agreement, at Parent’s reasonable request, the Company shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Parent and its Representatives in Parent’s efforts to investigate and confirm the existence of, and where applicable take such actions as are necessary to file and/or obtain, all Registration Certificates that in Parent’s reasonable good faith determination are required by Law to be so filed and/or obtained with respect to all Registrable Mobile Assets of the Company and the Company Subsidiaries. All information furnished pursuant to this Agreement shall be subject to the mutual confidentiality agreement, dated as of September 19, 2023, between Parent and the Company (the “Confidentiality Agreement”) and, to the extent such information is specifically subject thereto, the clean team confidentiality agreement, dated November 29, 2023, between Parent and the Company (the “Clean Team Agreement”); provided, that Parent and the Company consent and agree that all information referenced in Section 8.3 may only be shared with and delivered to the Financing Sources pursuant to the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)

Notwithstanding anything to the contrary in this Section 6.2, Section 8.1 or Section 8.2, neither the Company nor any of the Company Subsidiaries shall be required to provide access to its properties, books, contracts, records (including any that discuss or relate to any of the Transactions) or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any Company Subsidiary or contravene any Applicable Law or binding agreement with respect to confidentiality; provided, that the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall Parent have access to individual performance or evaluation records, medical histories or other information the disclosure of which, in the reasonable opinion of the Company, would reasonably be expected to subject the Company or any Company Subsidiary to risk of liability.

6.3	No Solicitation by the Company; Company Adverse Recommendation Change.

(a)

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise expressly permitted by this Section 6.3, the Company shall not, shall cause the Company Subsidiaries, its and their respective controlled Affiliates and its and their respective directors and officers, and solely with respect to such controlled Affiliates that are limited liability companies, the board of managers thereof, not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly:

(i)	solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any

Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal;

(ii)

enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any Company Subsidiary or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any Company Subsidiary to, or otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party (excluding Affiliates) that the Company knows, or should reasonably be expected to know, is considering, seeking to make, or has made, an Alternative Proposal or any inquiry or proposal that may reasonably be expected to lead to an Alternative Proposal;

(iii)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiaries;

(iv)	enter into any letter of intent or other Contract relating to any Alternative Proposal (each, a “Company Acquisition Agreement”);

(v)	effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1(d)(i);

(vi)

take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar Antitakeover Laws and regulations inapplicable to any Third Party or any Alternative Proposal; or

(vii)	resolve, propose or agree to do any of the foregoing.

The Company shall, shall cause the Company Subsidiaries and its and their respective directors, officers and board of managers to, and shall use its reasonable best efforts to cause its and their respective other Representatives to, upon execution of this Agreement, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Alternative Proposal (including terminating all physical and electronic data room access previously granted to any such person or its Representatives), and the Company shall use commercially reasonable efforts to cause (and shall send written notice demanding that) any such Third Party (and its Representatives) in possession of any non-public information in respect of the Company or any Company Subsidiary that was furnished by or on behalf of the Company and the Company Subsidiaries with respect to any such Alternative Proposal prior to the execution of this Agreement pursuant to the terms of the relevant confidentiality agreement with such Third Party to return or destroy all such information.

(b)

Notwithstanding the foregoing subsection (a) of this Section 6.3, prior to the receipt of the Company Shareholder Approval, the Company Board (or a committee thereof), directly or indirectly through the Company or any of its Representative, may (i) enter into an Acceptable Confidentiality Agreement with a Third Party that has made (and not withdrawn) an Alternative Proposal in writing that was not solicited in violation of this Section 6.3, (ii) thereafter furnish to such Third Party and its Representatives (and the actual and potential financing sources and Representatives of such Third Party, provided that such financing sources and Representatives act in accordance with an Acceptable Confidentiality Agreement) non-public information relating to the Company or any Company Subsidiaries, as and to the extent permitted by and in accordance with such executed Acceptable Confidentiality Agreement (and such Acceptable Confidentiality Agreement shall be provided to Parent within twenty-four (24) hours of such execution, and the Company shall provide or make available to Parent all such non-public information, to the extent that such information has not previously been provided or made available to Parent, within twenty-four (24) hours following such information being so furnished to such Third Party), and (iii) participate in negotiations or discussions with such Third Party and its Representatives (and the actual and potential financing sources and Representatives of such Third Party, provided that such financing sources and Representatives act in accordance with an Acceptable Confidentiality Agreement), provided, that prior to taking any of the actions set forth in (i), (ii) and (iii) above, the Company Board (or a committee thereof) determines, acting in good faith and after consultation with outside legal counsel and its financial advisor of nationally recognized reputation, that (A) such Alternative Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties under Applicable Laws. The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of (i) any Alternative Proposal, (ii) any inquiry that would reasonably be expected to lead to an Alternative Proposal, (iii) any request for non-public information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, employees, consultants, books, or records of the Company or any Company Subsidiaries by any Third Party in connection with or that would reasonably be expected to lead to an Alternative Proposal. In such notice, the Company shall identify the Third Party making, and the material terms and conditions of, any such Alternative Proposal, indication or request and shall provide to Parent a copy of such Alternative Proposal or other inquiry or request. The Company shall keep Parent reasonably informed on a current basis of the status and material terms of any such Alternative Proposal, indication or request, including any material amendments or material proposed amendments as to price and other material terms thereof, including by providing a copy of any draft or final agreements or other material documents relating thereto exchanged between the parties within twenty-four (24) hours of any such exchange.

(c)

Notwithstanding the foregoing subsection (a) of this Section 6.3, but subject to compliance by the Company with its obligations under subsection (b) of this Section 6.3, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (or any committee thereof) may effect a Company Adverse Recommendation Change in connection with an Alternative Proposal or terminate this Agreement pursuant to Section 10.1(d)(i), if:

(i)

the Company notifies Parent, in writing, at least four (4) Business Days (the “Superior Proposal Notice Period”) before making such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 10.1(d)(i), of its intention to take such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change or a notice of termination pursuant to Section 10.1 hereof), which notice shall state that the Company Board (or a committee thereof) has determined, after consulting with outside legal counsel and its financial advisor of nationally recognized reputation, (A) that such Alternative Proposal constitutes a Superior Proposal and the reasons for such determination, (B) that the Company Board (or a committee thereof) intends to effect a Company Adverse Recommendation Change as a result of such Superior Proposal, and (C) the failure to take such action would be inconsistent with its fiduciary duties under Applicable Laws;

(ii)	the Company attaches to such notice the most current version of the proposed agreement reflecting the Superior Proposal and any material documents related thereto, and summarizes in reasonable detail any material terms and conditions of such Superior Proposal not reflected in the proposed agreement and other documents, and the identity of the Third Party making such Superior Proposal;

(iii)

during the Superior Proposal Notice Period, if requested by Parent, the Company negotiates, and causes its appropriate Representatives to negotiate, with Parent in good faith regarding such adjustments to the terms and provisions of this Agreement proposed in writing by Parent in good faith so that such Alternative Proposal ceases to constitute a Superior Proposal (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period (and any expiration thereof), there is any material revision to the terms of the Superior Proposal, including any revision in price, the Company shall provide a new notice to Parent in accordance with clauses (i) and (ii) hereof and the Superior Proposal Notice Period shall be extended (or, if expired, a new Superior Proposal Notice Period shall commence), to ensure that at least two (2) Business Days remain in the Superior Proposal Notice Period (or, in the case of a new Superior Proposal Notice Period, the Superior Proposal Notice Period shall be at least three (3) Business Days) subsequent to the time the Company notifies Parent of any such material revision in accordance herewith); and

(iv)

the Company Board (or a committee thereof) determines, acting in good faith and after consulting with outside legal counsel and its financial advisor of nationally recognized reputation, that (A) such Alternative Proposal continues to constitute a Superior Proposal after taking into account any amendments to the terms and provisions of this Agreement proposed in writing by Parent in good faith during the Superior Proposal Notice Period, and (B) the failure to take such action would be inconsistent with its fiduciary duties under Applicable Laws.

(d)

Notwithstanding anything to the contrary in Section 6.3(a) and (c), but subject to the other subsections of this Section 6.3, prior to the receipt of the Company Shareholder Approval, the Company Board (or a committee thereof) may effect a Company Adverse Recommendation Change not in connection with or relating to an Alternative Proposal if:

(i)

an Intervening Event occurs, as determined by the Company Board (or a committee thereof), acting in good faith and after consulting with outside legal counsel and its financial advisor of nationally recognized reputation;

(ii)

the Company Board (or such committee) determines, acting in good faith and after consulting with outside legal counsel and its financial advisor of nationally recognized reputation that the failure to effect such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law;

(iii)

prior to effecting the Company Adverse Recommendation Change, the Company notifies Parent, in writing, at least four (4) Business Days (the “Intervening Event Notice Period”) before taking such action, of the Company Board’s (or such committee’s) intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts, as known by the Company following reasonable inquiry and investigation, giving rise to the Intervening Event and the reasons for the Company Board’s (or such committee’s) proposal to consider such action;

(iv)

during the Intervening Event Notice Period, if requested by Parent, the Company negotiates and causes its appropriate Representatives to negotiate, with Parent in good faith regarding any such adjustments to the terms and provisions of this Agreement proposed in writing by Parent in good faith so that the underlying facts giving rise to the Intervening Event cease to result in a determination by the Company Board to propose making a Company Adverse Recommendation Change; and

(v)

the Company Board (or such committee) determines, acting in good faith and after consulting with outside legal counsel and its financial advisor of nationally recognized reputation and taking into account any amendments to the terms and provisions of this Agreement proposed in writing by Parent in good faith during the Intervening Event Notice Period, that the failure to effect such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law.

The provisions of this Section 6.3(d) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, as determined by the Company Board (or a committee thereof) in good faith, in which case such change shall require a new notice in accordance with clause (iii) hereof and the Company shall comply again with the provisions of this Section 6.3(d), but in each such case the Intervening Event Notice Period shall be three (3) Business Days following receipt by Parent of the requisite notice from the Company. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Alternative Proposal may be made solely and exclusively pursuant to and in accordance with Section 6.3(c) only and may not be made pursuant to this Section 6.3(d), and any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Intervening Event may only be made pursuant to and in accordance with this Section 6.3(d) and no other provisions of this Agreement.

(e)

Notwithstanding any Company Adverse Recommendation Change, and unless this Agreement has been earlier terminated in accordance with Section 10.1 (including by the Company under Section 10.1(d)(i)), this Agreement shall be submitted to the Company’s shareholders at the Company Shareholder Meeting for the purpose of voting on the approval of this Agreement and the Transactions (including the Integrated Mergers) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a Company Adverse Recommendation Change in accordance herewith based on a Intervening Event, then the Company Board may so submit this Agreement to Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its lack of a recommendation with respect to this Agreement and the Transactions to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

(f)

Nothing contained herein shall prevent the Company Board (or a committee thereof), directly or indirectly through the Company, from disclosing to the Company’s shareholders a position under and in accordance with Rule 14d-9 and Rule 14e-2(a) promulgated under the Securities Exchange Act with regard to an Alternative Proposal, or disclosing such a position with respect to an Alternative Proposal if the Company Board (or a committee thereof) determines, after consultation with its outside legal counsel, that failure to disclose such a position would otherwise constitute a violation of Applicable Law (including the fiduciary duties of the Company Board); provided, that (x) any such disclosure that would otherwise constitute a Company Adverse Recommendation Change shall only be made in accordance with Section 6.3(c), and (y) any such disclosure that does not also contain an express reaffirmation by the Company Board of the Company Board Recommendation if requested by Parent shall constitute a Company Adverse Recommendation Change.

6.4	Company Shareholder Meeting.

(a)

The Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) no later than three (3) Business Days after the effectiveness of the Registration Statement, (A) duly call and give notice of a special meeting of the shareholders of the Company entitled to vote on the Integrated Mergers (the “Company Shareholder Meeting”), at which meeting the Company shall seek the Company Shareholder Approval and (B) cause the Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) to be mailed to its shareholders; and (ii) as promptly as practicable thereafter duly convene and hold the Company Shareholder Meeting. Subject to Section 6.3, the Company shall use its reasonable best efforts to cause the Company Shareholder Approval to be received at the Company Shareholder Meeting or any adjournment or postponement thereof and shall comply with all legal requirements applicable to the Company Shareholder Meeting.

(b)

Notwithstanding (i) any Company Adverse Recommendation Change; or (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Alternative Proposal, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 8.2 and this Section 6.4 shall continue in full force and effect. The Company shall adjourn or postpone the Company Shareholder Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or (ii) on the date of the Company Shareholder Meeting, the Company has not received proxies representing a sufficient number of shares of Company Common Stock necessary to obtain the requisite vote; provided that, from and after such time, if any, that the Company makes a Company Adverse Recommendation Change that is permitted by Section 6.3(f), the Company thereafter shall not be so required to adjourn or postpone the Company Shareholder Meeting more than two (2) times following such time.

6.5	Key Employee Employment and Consulting Agreements.

Following the date of this Agreement, the Company will, and will cause its Representatives to, use reasonable best efforts to cooperate with and assist Parent and its Representatives in the efforts of Parent and its Representatives to enter into (a) consulting agreements with the Key Advising Executives and (b) employment agreements with the Key Employees, in each case effective as of the Effective Time (collectively, the “Key Consulting and Employment Agreements”). Notwithstanding anything to the contrary contained herein, Parent agrees that the execution of such Key Consulting and Employment Agreements by the parties thereto is not a condition to the Closing.

7.	COVENANTS OF PARENT

7.1	Conduct of Parent.

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.1 of the Parent Disclosure Schedule or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (with email being sufficient), which consent shall not be unreasonably withheld, conditioned or delayed and such consent to be deemed given if the Company provides no written response (with email being sufficient) within three (3) Business Days after a written request by Parent for such consent, Parent shall not, and shall cause each of its Subsidiaries not to:

(a)

adopt or propose any material change to the Parent Organizational Documents in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of shares of Company Common Stock or if such actions would or could be reasonably expected to impede or delay the Integrated Mergers;

(b)

split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among the Parent’s wholly owned Subsidiaries);

(c)	with respect to Parent only, amend any term or alter any rights of any of its outstanding equity securities;

(d)

other than in the ordinary course of business issue, deliver or sell, authorize the issuance, delivery or sale of, or pledge or otherwise encumber any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance, vesting or settlement of shares of Parent Equity Awards in accordance with the present terms of the Parent Equity Awards, and other than in connection with the Financing;

(e)

declare, set aside or pay any dividend or make any other distribution (whether in cash, shares or property, or any combination thereof) in respect of any shares of its capital stock or other securities (except for dividends or distributions by a Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent);

(f)

take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Integrated Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any assets (other than acquisitions of products in the ordinary course of business) of any such entity, except in each case, as would not reasonably be expected to impede or delay in any material respect the Transactions; or

(h)	agree, commit or publicly propose to do any of the foregoing.

7.2	Obligations of the Merger Subs and the Surviving Company.

Until the Effective Time, Parent shall at all times be the direct owner of all of the issued and outstanding shares of capital stock or other ownership interests (as applicable) of each of the Merger Subs. Parent shall take all action necessary to cause the Merger Subs and, after the Effective Time, the Surviving Company to perform its obligations under this Agreement and to consummate the Integrated Mergers on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver written consents as sole equityholder of each of the Merger Subs adopting this Agreement in accordance with the DGCL, the DLLCA or the CGCL, as applicable, and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

7.3	Director and Officer Liability.

(a)

For six (6) years after the Effective Time, Parent shall, and Parent shall cause the Surviving Company and any successor thereto to indemnify and hold harmless (including advancement of expenses), to the fullest extent permitted under Applicable Laws and as such Person is entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents or by any Company Subsidiary pursuant to the governing or organizational documents of such Company Subsidiary or any binding agreements with respect to the indemnification of an Indemnified Person, each present and former officer and director of the Company or any Company Subsidiary, and any Person who becomes an officer or director of the Company or any Company Subsidiary prior to the Effective Time, with the consent of Parent to the extent required under Section 6.1 (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and any fees, costs and expenses (including the reasonable attorneys’ fees, expenses and disbursements of counsel of the respective Indemnified Person’s choosing) incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, to the extent they arise out of or relate to (i) such Indemnified Person’s service as an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary at or prior to the Effective Time, or, at the request of the Company or any Company Subsidiary, as a fiduciary under any Company Employee Plan (including any act or omission by such Indemnified Person in his or her capacity as such), in each case at or prior to the Effective Time, or (ii) matters related to this Agreement and the Transactions. In the event of any such claim, action, suit or proceeding, each Indemnified Person will be entitled to advancement by Parent and the Surviving Company of expenses incurred in the defense of any such claim, action, suit or proceeding within twenty (20) Business Days of receipt by Parent or the Surviving Company from such Indemnified Person of a written request therefor; provided, that if required under Applicable Law, the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment, that such Indemnified Person is not entitled to indemnification.

(b)

Parent shall cause the Surviving Company to maintain directors’ and officers’ liability insurance policies for a claims reporting period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, that in no event shall the aggregate cost of the “tail” policy for the D&O Insurance exceed 300% of the current aggregate annual premium paid by the Company for such purpose (the “Premium Cap”); and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the maximum coverage available for a cost not exceeding the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6) year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 7.3(b), other than to maintain such prepaid “tail” policy.

(c)

During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favor of any Indemnified Person as provided in the organizational documents of the Company and the Company Subsidiaries or any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner adverse to the rights of any Indemnified Person thereunder without the prior written consent of such Indemnified Person. The organizational documents of the Surviving Company and, as applicable, the Surviving Company’s Subsidiaries shall, to the fullest extent permitted by Applicable Law, contain provisions related to indemnification equally as favorable to the Indemnified Persons as the indemnification and exculpation from liability provisions in the organizational documents of the Company and its relevant Subsidiaries as in effect on the date of this Agreement.

(d)

If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any Person, (iii) have more than fifty percent (50%) of its voting equity interest acquired by another Person, or (iv) convert into another Person or domesticate into another jurisdiction, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 7.3.

(e)

The rights of the Indemnified Persons under this Section 7.3 shall survive consummation of the Integrated Mergers and are in addition to any rights such Indemnified Persons may have under the organizational documents of the Company or any Company Subsidiary, or under any indemnification agreements or other applicable Contracts of the Company or Applicable Law.

(f)

This Section 7.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons, who shall be third-party beneficiaries of this Section 7.3. Nothing herein is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company or its Subsidiaries for any of their respective directors, officers, or other employees. Parent shall pay all reasonable expenses, including all reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations of Parent and the Surviving Company set forth in this Section 7.3.

7.4	Employee Matters.

(a)

For a period of twelve (12) months following the Closing Date (the “Benefits Continuation Period”), the Surviving Company shall provide, and Parent shall cause the Surviving Company to provide, to each Continuing Employee (i) base salary or base wage rate and target and/or discretionary cash and equity compensation opportunities that are no less favorable than the base salary or base wage rate and target and/or discretionary cash and equity compensation opportunities provided to such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time; and (ii) employee benefits (including retirement and health and welfare benefits, but excluding defined benefit plan benefits and retiree medical and welfare benefits) that are no less favorable in the aggregate to the employee benefits provided to such Continuing Employee by the Company and Company Subsidiaries immediately prior to the date of this Agreement. Parent shall, or shall cause the Surviving Company to, for a period of twelve (12) months after the Closing Date, assume and honor the Company’s Change In Control Severance Plan and Involuntary Termination Severance Plan in accordance with the terms as in effect immediately prior to the Agreement. Parent shall, or shall cause the Surviving Company to, assume and honor the Company Equity Plans.

(b)

The Surviving Company shall not, and Parent shall cause the Surviving Company not to, terminate any employee of the Company as of immediately prior to the Effective Time (each, a “Company Employee”) without cause through the later of (i) the end of the 2024 calendar year and (ii) six (6) months following the Closing Date (the “Employment Continuation Period”). With respect to any terminations of Company Employees without cause following the Employment Continuation Period and before the end of the Benefits Continuation Period, the Surviving Company shall, and Parent shall cause the Surviving Company to, provide at least ninety (90) days’ advance written notice of termination.

(c)

From and after the Closing, Parent or its Affiliates shall recognize all service of each Continuing Employee prior to the Effective Time with the Company or Company Subsidiaries and their respective predecessors for all purposes, including for purposes of determining vesting, eligibility to participate, level of benefits, vacation accruals and benefit plan accruals (other than benefit accrual under any defined benefit pension plan), under any 401(k) plan, employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) in which such Continuing Employee is eligible to participate on or after the Effective Time, in all cases, subject to the terms of such Parent Plan. In no event shall anything contained in this Section 7.4(c) result in any duplication of benefits for the same period of service.

(d)

With respect to each Parent Plan providing health or welfare benefits, Parent shall, or shall cause its Affiliates (including the Surviving Company) to, (i) waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would have been waived or satisfied under the applicable Company Employee Plan such Continuing Employee participated in immediately prior to the Effective Time and (ii) provide, or cause to be provided, such Continuing Employee with credit for any copayments, deductibles and similar expenses incurred by such Continuing Employee under a Company Employee Plan during the calendar year in which the Effective Time occurs, to the same extent such credit was given under the Company Employee Plan such Continuing Employee participated in immediately prior to the Effective Time, in satisfying such year’s applicable copayment, deductible or out-of-pocket requirements under such Parent Plan; in each case, in accordance with and subject to the terms of such Parent Plan and the requirements of any Parent Plan provider, as applicable, and provided, that nothing herein shall result in the duplication of any benefits.

(e)

Unless Parent and the Company agree otherwise in writing at least ten (10) days prior to the Closing, effective as of the date immediately preceding the Closing Date, the Company shall terminate the KSOP (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company Board terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries to permit the Continuing Employees to roll over their account balances and to roll over any participant loans secured by their account balances in any Terminated Plans into, in each case, the “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (the “Parent 401(k)”), to the extent permitted by and subject to the terms of such Parent 401(k).

(f)

As soon as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) days prior to the Closing Date, the Company shall provide Parent with calculations indicating whether any “disqualified individuals” are expected to receive “excess parachute payments,” both such terms, within the meaning of Section 280G of the Code, that will be subject to any excise tax pursuant to Section 4999 of the Code. The Company and the Parent agree to use commercially reasonable efforts to cooperate to update the foregoing information prior to Closing as reasonably requested by Parent.

(g)

Without limiting the generality of Section 11.6, nothing contained in this Section 7.4 or elsewhere in this Agreement, express or implied (i) shall cause the Company, Parent or any of their Affiliates (including the Surviving Company) to be obligated to continue to employ or engage any Person, including any Continuing Employees, for any period of time following the Effective Time; (ii) shall prevent the Company, Parent or their Affiliates (including the Surviving Company) from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time that is assumed, established, sponsored or maintained by any of them; (iii) shall establish or be construed as an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any Company Employee Plan or Parent Plan; or (iv) is intended to or shall create any third-party beneficiary rights in any Person other than the Parties, including any present or former Company Service Provider (including any beneficiary or dependent of such individual).

8.	COVENANTS OF PARENT AND THE COMPANY

8.1	Regulatory Authorizations and Consents.

(a)

Subject to the terms and conditions of this Agreement, each of the Company, the Merger Subs and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary or advisable Filings (other than pursuant to the HSR Act, which filings were made prior to the date of this Agreement), (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions; and (iii) promptly complying with any requests for additional information and documentary material by any Governmental Authority.

(b)

Each of the Company and Parent shall, to the extent permitted by Applicable Law, (i) promptly notify the other Party of any substantive and other material communication (whether written or oral) made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, any Transaction Documents, the Integrated Mergers or any of the other Transactions, and, if permitted by Applicable Law and reasonably practical, permit the other Party to review in advance any proposed written substantive and other material communication or submission to any such Governmental Authority and consider in good faith such other Party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication or submission; (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, any Transaction Documents or any of the Transactions unless, to the extent reasonably practicable, it consults with such other Party in advance and, to the extent permitted by such Governmental

Authority, gives such other Party the opportunity to attend or participate, as applicable; and (iii) promptly furnish the other Party with copies of all correspondence, Filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, any Transaction Documents and the Transactions. Any materials exchanged in connection with this Section 8.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.1 as “outside counsel only.”

(c)

Subject to the terms of this Section 8.1, Parent shall have final decision making authority over the overall strategy for obtaining any waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits and authorizations for the Transactions, including any strategic decisions in relation to the (i) response, substance, timing and compliance with any request for additional information or documentary material; (ii) any action, offer, proposal, or negotiations with any Governmental Entity in furtherance of its obligations under Section 8.1(e); and (iii) any action, litigation or other proceeding asserted by any Governmental Entity or Person in relation to the Transactions pursuant to the HSR Act; provided, however, that each of the Parties agrees to jointly develop the overall strategy, any substantive positions taken, as well as the final form of any work product to be submitted to the Federal Trade Commission (including the Federal Trade Commission’s investigative staff, management, leadership and Commissioners), including any presentation, memorandum, white paper, opinion, and other written communication, with each of the Parties to consult and cooperate reasonably promptly and in good faith with the other Party with respect thereto; provided, further, that in the event any Party reasonably objects in writing to any such strategy, substantive positions or work product, including any presentation, memorandum, white paper, opinion, or other written communication to be (or proposed to be) made or submitted, then such matters shall be resolved expeditiously and as necessary may be escalated for discussion to the Chief Executive Officer of the Company and the Chief Executive Officer of the Parent, such discussion to be held no later than 24 hours following the date of objection, and if such representatives are not in good faith able to resolve such objection during such discussion, such matter shall thereafter be resolved by Parent by the close of business (5:00 p.m. Eastern time) on the day of such discussion, and the Parties shall in good faith, promptly following such resolution by the Parent, implement such strategy, substantive position or work product, including any presentation, memorandum, white paper, opinion, or other written communication. The Company shall not (i) agree to extend any waiting period under the HSR Act without the prior written consent of Parent, or (ii) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of Parent.

(d)

The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other consents that may be required in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its controlled Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain the consent of such Third Party under any Company Material Contract.

(e)	Without limiting the generality of this Section 8.1, and notwithstanding anything else in this Agreement to the contrary, Parent promptly shall take or cause to be taken any and all steps and actions necessary to eliminate each and every impediment under any Antitrust Law to the Transactions and to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of such Transactions, including, but not limited to, the proffer and agreement by Parent of its willingness to, and the taking of all actions by Parent to, sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), if any such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Governmental Authority; provided that, notwithstanding the foregoing, (i) Parent shall not be obligated to take any action set forth in this Section 8.1(e) unless such action is conditioned upon the consummation of the Transactions and (ii) in no event shall any Party or their respective Subsidiaries and Representatives be obligated to agree to or commit to any actions that individually or in the aggregate would, or would reasonably be expected to have, a material adverse effect on the (x) Parent and its Subsidiaries, when taken as a whole; or (y) the Company and its Subsidiaries, when taken as a whole (each of the actions described in this subclause (ii) constituting an “Adverse Regulatory Condition”).

8.2	SEC Matters.

(a)

As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare a proxy statement relating to the Company Shareholder Meeting which shall include a prospectus with respect to the shares of Parent Common Stock to be issued to shareholders of the Company in the First-Step Merger (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 that shall include the Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Parent Stock Issuance. The Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.

(b)

Each of the Company and Parent shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions (including issuances of Parent Common Stock). Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus and Registration Statement, and shall provide the other Party with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, the CGCL and the rules of Nasdaq in connection with the filing and distribution of the Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company thereunder. Subject to Section 6.3, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c)

Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on Nasdaq no later than the Effective Time. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions (provided, that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)

Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Transactions, including the Registration Statement and the Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Proxy Statement/Prospectus.

(e)

If at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company.

8.3	Financing and Financing Cooperation.

(a)

Parent shall, and shall cause the Borrowers and certain of their Subsidiaries who shall be guarantors under the Financing, in each case to, use reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to obtain the Financing on the terms and subject to the conditions set forth in the Commitment Letter as promptly as possible such that as of the Closing, Parent shall consummate the Financing, including by using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Financing (the “Financing Documents”) on the terms and conditions contained in the Commitment Letter or on other terms (subject to the limitations contained in this Section 8.3(a)) that would not reasonably be expected to prevent or delay the Integrated Mergers, the other Transactions or the date on which the Financing could be obtained or make the timely funding of the full amount of the Financing less likely to occur; (ii) satisfy (or, if deemed advisable by both Parent and the Company, seek a waiver of) on a timely basis all conditions in any Financing Documents and otherwise comply with all of its obligations thereunder; (iii) maintain in effect the Commitment Letter and any Financing Documents until the Financing is consummated or this Agreement is terminated in accordance with its terms; (iv) subject to clause (ii), assuming that all conditions contained in the Commitment Letter have been satisfied, consummate the Financing on a timely basis and satisfy all obligations of each of Parent or Merger Sub pursuant to this Agreement; and (v) enforce the Borrower’s rights under the Commitment Letter and/or any Financing Documents (as applicable) in the event of a breach by any counterparty thereto that could reasonably be expected to prevent or delay the consummation of the Transactions. Parent and the Merger Subs shall comply with their obligations, and enforce their rights, under the Commitment Letter and Financing Documents in a timely and diligent matter. Parent shall give the Company prompt oral and written notice of any breach or default by any party to any Financing Documents or any Alternative Financing (as defined below), in each case of which it has become aware, and any purported termination or repudiation by any party to any Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any dispute or disagreement between or among the parties to any Financing Documents or any Alternative Financing or any Financing Source. Neither Parent, nor any Subsidiary of Parent, shall amend, waive or modify any material provision of the Commitment Letter, except as contemplated by Section 2 thereof (or the terms and conditions of the Financing referred to therein) without the consent of the Company. Furthermore, notwithstanding the foregoing, in no event shall Parent (or any Subsidiary of Parent) amend, supplement, terminate, waive or otherwise modify the Commitment Letter, except as contemplated by Section 2 thereof (or the terms and conditions of the Financing referred to therein), in any manner, if such amendment, supplement, termination, waiver or other modification shall (A) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of available financing, (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Financing or adversely amends or modifies any of the conditions of the Financing, (C) materially delay, prevent or impede the timely funding of the Financing (or the satisfaction of the conditions to the Financing) or the consummation of the Integrated Mergers or the other Transactions, (D) adversely impact the ability of any of Parent or the Merger Subs to enforce its rights against the other parties to the Commitment Letter or the Financing Documents and/or (E) shorten the length of the commitment period provided in the Commitment Letter, in each case, without the written consent of the Company. In each case, promptly upon the Company’s request to Parent, Parent shall (1) provide to the Company copies, as and when available, of all substantially final drafts and executed definitive agreements for the Financing Documents (excluding any provisions related solely to fees and other economic terms), and (2) keep the Company reasonably informed of the status of its efforts to arrange, negotiate and close the Financing.

(b)

In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in any Financing Documents (or such other terms reasonably satisfactory to each of Parent and the Company), each of Parent and the Company shall use reasonable best efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an equivalent amount (on terms and conditions taken as a whole no less favorable to Parent and the Company (and their respective Subsidiaries) than the terms and conditions under the Commitment Letter (as in effect on the date hereof)). In such event (except as otherwise set forth herein, and except for purposes of Section 5.18), the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Commitment Letter” as used in this Agreement shall be deemed to include any amendment to the Commitment Letter entered into in accordance with the terms hereof and any commitment letters entered into with respect to any Alternative Financing.

(c)

From and after the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide Parent with all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Financing. Such cooperation by the Company shall include using its commercially reasonable efforts to (i) provide assistance to Parent and the Merger Subs in connection with the preparation of the pro forma financial statements required pursuant to paragraph 8 of Exhibit E of the Commitment Letter as in effect as of the date hereof, provided that Parent, and not the Company or any of the Company Subsidiaries, shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions, (ii) upon reasonable notice, at agreed times and places, participate in and to cause the Company’s senior management to participate in a reasonable number of due diligence sessions and other meetings with the parties acting as lead arrangers or agents for and prospective lenders for the Financing; (iii) provide reasonable assistance, with respect to information regarding the Company and the Company Subsidiaries, in the preparation of a customary information memorandum for a syndicated loan or bridge financing and customary offering memorandum for a Rule 144A offering of high yield debt securities that relate to the Company and the Company Subsidiaries and the business of the Company and the Company Subsidiaries (which assistance described in this clause (iii) shall not include the provision of financial information regarding the Company and the Company Subsidiaries not otherwise referenced in Section 8.3(g)); (iv) to the extent required by the Financing Sources, in the case of an offering of high yield debt securities as part of the Financing, request the independent auditors of the Company to cooperate with Parent to obtain a customary comfort letter to the extent requested in writing at least ten (10) Business Days prior to issuance of such customary comfort letter; (v) execute and deliver, as of the Closing Date (but in no event prior thereto), any definitive financing documents, including any credit agreements or any amendments or joinders thereto, customary ancillary documents and facilitate the pledge of collateral effective no earlier than the Closing Date; (vi) at Parent’s reasonable request, (A) assist with the preparation of a customary borrowing base certificate (solely to the extent relating to assets of the Company and the Company Subsidiaries), including relating to the borrowing base contemplated by the Commitment Letter, delivering applicable supporting information and documentation and assisting, and providing cooperation with and access to representatives of the Parent and Financing Sources to conduct customary field examinations and appraisals relating to inventory and real estate assets of the Company and the Company Subsidiaries, and (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements, to be effective no earlier than the Closing Date, in connection with the foregoing; and (vii) provide to Parent at least three (3) Business Days prior to the Closing Date all documentation and other information with respect to the Company and their Subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that is required in connection with the Financing by U.S.

and Canadian regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and the requirements of 31 CFR § 1010.230 and that are required by paragraph 5 of Exhibit E of the Commitment Letter.

(d)

Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required (or permit the taking of any action pursuant to this Section 8.3) to (i) take any action in respect of the Financing to the extent that such action would cause any condition to Closing set forth herein to fail to be satisfied by the required time or otherwise result in a breach of this Agreement by the Company; (ii) take any action in respect of the Financing that would violate the Company’s or any of its Subsidiaries’ organizational documents or any Applicable Law, in each case in a manner that would have a Company Material Adverse Effect, or result in a non de minimis breach of, or non de minimis default under, any Company Material Contract to which the Company or any Company Subsidiary is a party to the extent such Company Material Contract is with a Third Party that is unaffiliated with the Company; (iii) execute and deliver any letter, agreement, document or certificate in connection with the Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing; (iv) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to, or cause or permit any Lien to be placed on, any of their respective assets in connection with the Financing prior to the Closing Date; (v) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability; (vi) cause or require the directors and managers of the Company or any Company Subsidiary to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing or some other date following the Closing upon which such directors and managers are or will still be directors and managers of such Company or such Subsidiary; (vii) waive or amend any terms of this Agreement or any other Contract to which the Company or any Company Subsidiary is party; (viii) provide access to or disclose information where the Company determines in good faith that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any applicable law or contract; or (ix) unreasonably interfere with the business of the Company and its Subsidiaries. Nothing in this Section 8.3 or otherwise shall require the Company or any Company Subsidiary, prior to the Closing Date, to be an issuer or other obligor with respect to any of the Financing.

(e)

The Company hereby consents to the reasonable use of the logos of the Company and/or each of its Subsidiaries by Parent, the Merger Subs and the Borrowers, to the extent applicable, in connection with the Financing; provided, that Parent, the Merger Subs and the Borrowers shall ensure that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any Company Subsidiary.

(f)

Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective Representatives in connection with such cooperation pursuant to this Section 8.3 and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent or the Merger Subs pursuant to this Section 8.3, and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 8.3).

(g)	The Company shall deliver to the Lead Arrangers under the Commitment Letter: (i) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for, the three most recently completed fiscal years ended at least 60 days before the Closing Date; and (ii) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (i) hereof and ended at least 40 days before the Closing Date, including, for the avoidance of doubt, comparative information for the same period in the prior fiscal year. It is understood and agreed that (x) all such financial statements shall comply with the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except in the case of unaudited financial statements, which are subject to normal period and adjustments and do not contain footnotes as permitted by the applicable rules of the SEC; (y) all such unaudited financial statements shall have undergone a “SAS 100” review; and (z) the public filing of any such required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arrangers under the Commitment Letter.

(h)

For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 8.3 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or any Merger Sub with respect to the Transactions and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(i)

All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, any Merger Sub, or any of their respective Representatives pursuant to this Section 8.3 shall be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement.

8.4	Repayment of Company Notes.

Concurrently with the Closing, the Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with Parent to, and use commercially reasonable efforts to, take such actions as are necessary to effect the repayment (the “Repayment”) on the Closing Date of all outstanding Company Notes and terminate the Company Note Purchase Agreement effective as of the Closing Date (the “Termination”). The Company shall, at Parent’s reasonable request, assist the Parent in preparing notices of repayment (“Repayment Notices”) with respect to the Company Notes pursuant to the requisite provisions of the Company Note Purchase Agreement; (x) use its commercially reasonable efforts to give to holders of the Company Notes any such Repayment Notices in accordance with the Company Note Purchase Agreement, and shall use commercially reasonable efforts to provide the holders of any Company Notes with any officer’s certificate or opinion required by the Company Note Purchase Agreement in connection therewith; (y) reasonably cooperate with Parent pursuant to the terms of the Company Note Purchase Agreement to facilitate the Repayment on the Closing Date and the Termination of the Company Note Purchase Agreement, to the extent such Repayment is permitted by the Company Note Purchase Agreement; and (z) use its commercially reasonable efforts to cause the holders of the Company Notes to cooperate with Parent to facilitate the Repayment and Termination. Notwithstanding the above, nothing in this Section 8.4 shall require the Company or any Company Subsidiary to pay or deposit any amounts required to redeem or prepay the Company Notes except to the extent such amounts have been previously provided by Parent to the Company or the Company Subsidiaries, as applicable, in accordance with this Agreement (which amounts, for the avoidance of doubt, shall take into account the repayment prices set forth in the Company Note Purchase Agreement and shall include interest accrued through the date of the repayment.

8.5	Repayment of Company Credit Facilities.

Prior to Closing, the Company will deliver to Parent a duly executed payoff letter from each Bank of America, N.A., PGIM, Inc. and MUFG Union Bank, N.A. in form and substance reasonably satisfactory to Parent (collectively, the “Payoff Letters”), which payoff letters shall authorize the termination of all Liens filed of record by Bank of America, N.A. and the other lending institutions signatory to the Company Credit Facilities. At the Closing, Parent shall repay the Indebtedness of the Company required to be repaid at Closing in accordance with the Payoff Letters. Upon repayment in full of the Indebtedness described in the Payoff Letters, (i) the Company Credit Facilities shall automatically be terminated as provided in the applicable Payoff Letter and (ii) the Company shall deliver, as applicable, UCC-3 termination statements in form for filing for all UCC-1 financing statements filed in connection with the Company Credit Facilities as of the Effective Time, executed mortgage releases for each parcel of Owned Real Property subject to a mortgage as of the Effective Time and executed releases for all registered Intellectual Property of the Company and the Company Subsidiaries subject to Liens in connection with the Company Credit Facilities as of the Effective Time, and use its commercially reasonable efforts to effect the release of all other Liens on the assets of the Company and the Company Subsidiaries in connection with the Company Credit Facilities in accordance with the Payoff Letters at or promptly following the Closing.

8.6	Public Announcements.

The initial press release concerning this Agreement, any Transaction Documents and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company agree not to (and to ensure that their respective Affiliates do not) issue any additional press release, make any other public statement or schedule any press conference, conference call or meeting with investors or analysts, in each case, with respect to this Agreement, the Transaction Documents or the Transactions, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (and, to the extent applicable, shall reasonably in advance provide written copies of any such press release, statement or agreement (or any scripts for any conference, conference calls or meetings) and shall consider in good faith the comments of the other Party); provided, that the restrictions set forth in this Section 8.6 shall not apply to any release or public statement (a) which does not concern this Agreement, any Transaction Document or the Transactions; (b) which incorporates only such information concerning this Agreement, any Transaction Document or the Transactions as was included in a press release or public statement which was previously disclosed under the terms of this Section 8.6; provided, that there are no material deviations from such previously disclosed information, (c) made or proposed to be made by the Company in compliance with Section 6.3 with respect to the matters contemplated by Section 6.3 or (d) in connection with any dispute between the Parties regarding this Agreement, any Transaction Document or the Transactions; and provided, further, that the foregoing restriction shall not restrict the Company’s ability to communicate with its employees.

8.7	Notices of Certain Events.

Each of the Company and Parent shall promptly advise the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.7 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.

8.8	S-8 Filing Obligation

Promptly after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to shares of Parent Common Stock issuable with respect to assumed or converted Company Equity Awards under Section 3.3 and shall maintain the effectiveness of such registration statement for the duration of the applicable plans.

8.9	Section 16 Matters.

Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law and in accordance with applicable SEC rules and regulations and interpretations of the SEC staff) to cause any dispositions of Company Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

8.10	Transaction Litigation.

Each of the Company and Parent shall promptly notify the other of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, any Transaction Document or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding, but not to control, the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of Parent, the Company nor any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.11	Stock Exchange Matters.

(a)	No later than 15 days prior to the Effective Time, Parent shall file a notification of listing of additional shares (or such other form as may be required) and any supporting documentation with

Nasdaq with respect to the Parent Common Stock to be issued in the Integrated Mergers and such other number of Parent Common Stock to be reserved for issuance in connection with the Integrated Mergers.

(b)

Prior to the Effective Time, each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate its registration under the Securities Exchange Act; provided, that such delisting and termination shall not be effective until the Effective Time.

8.12	State Takeover Statutes.

Each of Parent, the Merger Subs and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state Antitakeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Integrated Mergers or any of the other Transactions, and (b) if any such anti-takeover Law, regulation or provision is or becomes applicable to this Agreement, the Integrated Mergers or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Integrated Mergers or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

8.13	Tax Matters.

(a)

Each of Parent and the Company shall (i) provide customary representations reasonably requested by counsel in order to deliver any tax opinions required in connection with the Proxy Statement/Prospectus and the Registration Statement and (ii) use commercially reasonable efforts (A) to cause the Integrated Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (B) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Integrated Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(b)

Unless otherwise required by Applicable Law (as determined in good faith consultation with their respective Tax advisors), Parent and the Company intend to report the Integrated Mergers for U.S. federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Integrated Mergers fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

9.	CONDITIONS TO THE INTEGRATED MERGERS

9.1	Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and each of the Merger Subs to consummate the Integrated Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, mutual written waiver by Company and Parent) of the following conditions:

(a)	the Company Shareholder Approval shall have been obtained;

(b)	any applicable waiting period or periods applicable to the Transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(c)

no Order issued by any Governmental Authorities or other legal restraint or prohibition preventing the consummation of the Integrated Mergers or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Integrated Mergers or any of the other Transactions; and

(d)	the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect.

9.2	Conditions to the Obligations of Parent and the Merger Subs.

The obligations of Parent and the Merger Subs to consummate the Integrated Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent) of the following further conditions:

(a)

the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, with the exception of the Company’s obligations set forth in Section 8.3(g), which the Company shall have performed in all respects at or prior to the Closing Date;

(b)

(i) the representations and warranties of the Company contained in Section 4.5(a) shall be true and correct in all respects, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Sections 4.1(a) and 4.1(b), Section 4.2, Section 4.4(a), Sections 4.5(b) and 4.5(c), Section 4.6(b) (other than the last sentence), Section 4.25 and Section 4.26 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) and Section 4.29 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)	since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(d)	the expiration or termination described in Section 9.1(b) above shall not include the imposition of an Adverse Regulatory Condition; and

(e)	Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(b).

9.3	Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Integrated Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Company) of the following further conditions:

(a)	each of Parent and the Merger Subs shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)

(i) the representations and warranties of Parent contained in Sections 5.5(a) and 5.5(d) shall be true and correct in all respects, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.1(a) and Section 5.1(b), Section 5.2, Section 5.4(a), Section 5.5(b) and 5.5(c) and Section 5.16 and shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.10(ii) and Section 5.17 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)	since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect; and

(d)	the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

10.	TERMINATION

10.1	Termination.

This Agreement may be terminated and the Integrated Mergers and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approval, except in the case of Section 10.1(c)(i), in which case, at any time prior to the Company Shareholder Meeting):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i)

the Integrated Mergers have not become effective on or before October 31, 2024 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that, if on such date, one or more of the conditions to the Closing set forth in (A) Section 9.1(b) or Section 9.2(d), or (B) Section 9.1(c) (if, in the case of clause (B), the Order or Applicable Law relates to the matter referenced in Section 9.1(b) or Section 9.2(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived on such date) or waived, then the End Date shall be extended by either the Company or the Parent, to a date that is up to three (3) months after such date, if either the Company or the Parent notifies the other Party in writing on or prior to 5:00 pm Eastern time on the End Date, of its election to so extend the End Date (in which case any references to the End Date herein shall mean the End Date, as so extended, it being understood that if each of Parent and the Company provides such a notice to the other but the proposed new End Dates in each are not the same then the End Date that is later in time shall constitute the End Date as so extended); provided, that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Integrated Mergers to be consummated by such time;

(ii)

any Governmental Authority of competent jurisdiction shall have enacted, issued, enforced or entered any Applicable Law or Order after the date hereof that makes illegal, permanently enjoins, prevents or otherwise prohibits the consummation of the Transactions (including the Integrated Mergers) and, such Applicable Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any Party who has failed to perform its obligations under this Agreement in any material respect, including its obligations under Section 8.1, or whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(iii)

the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken thereon at the Company Shareholder Meeting (including any adjournment or postponement thereof).

(c)	by Parent, if:

(i)	prior to the receipt of the Company Shareholder Approval, a Company Adverse Recommendation Change shall have occurred; or

(ii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that, together with any other breaches or failure to perform by the Company, would constitute, if continuing on the Closing Date, the failure of any condition set forth in Section 9.2(a) or Section 9.2(b), and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within thirty (30) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.1(c)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied; or

(d)	by the Company, if:

(i)

prior to receipt of the Company Shareholder Approval, the Company Board (or a committee thereof) authorizes the Company, in accordance with Section 6.3, to terminate this Agreement to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided, that the Company shall not be entitled to terminate the Agreement under this Section 10.1(d)(i) unless the Company has complied in all material respects with all its obligations under Section 6.3 with respect to such Superior Proposal (including with respect to the Alternative Proposal underlying or leading to such Superior Proposal); provided further that concurrently with such termination (A) the Company shall enter into such Company Acquisition Agreement, and (B) the Company shall pay, or cause to be paid, to Parent the Termination Fee due under Section 10.3(a); or

(ii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or the Merger Subs set forth in this Agreement shall have occurred that, together with any other breaches or failure to perform by Parent or the Merger Subs, would constitute, if continuing on the Closing Date, the failure of any condition set forth in Section 9.3(a) or Section 9.3(b), and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or the Merger Subs, as applicable, within thirty (30) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.1(d)(ii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party.

10.2	Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect without liability of any Party to the other Party hereto, except as provided in Sections 8.3(f), 10.3 and 11.4; provided, that no such termination shall relieve any Party of any liability for damages resulting from (a) fraud by such Party or (b) the Willful Breach by such Party of any provision set forth in this Agreement.

The provisions of Section 8.3(f), this Section 10.2, Section 10.3, Section 10.4, Section 10.5 and Article 11 (other than Section 11.13) shall survive any termination of this Agreement pursuant to Section 10.1. In addition, the termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement or the Clean Team Agreement.

10.3	Termination Fee.

(a)	If this Agreement is terminated:

(i)	by Parent pursuant to Section 10.1(c)(i);

(ii)	by the Company pursuant to Section 10.1(d)(i);

(iii)

by the Company or Parent pursuant to Section 10.1(b)(i) (without the Company Shareholder Approval having been obtained) or by Parent pursuant to Section 10.1(c)(ii) as a result of a Willful Breach of this Agreement by the Company and: (A) prior to the time of such termination, an Alternative Proposal shall have been publicly proposed, disclosed or announced and not withdrawn at least three (3) Business Days in advance of the Company Shareholder Meeting (to the extent such Company Shareholder Meeting has occurred); and (B) within twelve (12) months after such termination of this Agreement, (1) a transaction relating to an Alternative Proposal is consummated or (2) a definitive agreement relating to an Alternative Proposal is entered into by the Company, in the case of each of clause (1) and (2), whether or not such Alternative Proposal is the same as the one referred to in clause (A) hereof; or

(iv)

by the Company or Parent pursuant to Section 10.1(b)(iii) and (A) prior to the Company Shareholder Meeting, an Alternative Proposal shall have been publicly proposed, disclosed or announced and not withdrawn at least three (3) Business Days in advance of the Company Shareholder Meeting; and (B) within twelve (12) months after such termination of this Agreement, (1) a transaction relating to an Alternative Proposal is consummated or (2) a definitive agreement relating to an Alternative Proposal is entered into by the Company, in the case of each of clause (1) and (2), whether or not such Alternative Proposal is the same as the one referred to in clause (A) hereof, then, in each case, the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $120,000,000 (the “Termination Fee”). The Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.3(a), within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of this Section 10.3(a) concurrently with such termination; and (z) in the case of clause (iii) or (iv) of this Section 10.3(a), on the earlier of the date the Company enters into such definitive agreement and the date of consummation of such transaction (provided that if prior to the time of any termination of this Agreement pursuant to Section 10.1(b)(iii) any of the events described in Section 10.1(c)(i) have occurred, then the Termination Fee payable under Section 10.3(a)(iv) shall be paid by the Company within three (3) Business Days after the date of such termination). For purposes of clauses (iii)(B) and (iv)(B) of this Section 10.3(a), “Alternative Proposal” shall have the meaning assigned thereto in Section 1.1 except that all references in the definition to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, the Parties acknowledge and agree that the Termination Fee would not be payable pursuant to Section 10.3(a)(iii) above under circumstances where the termination pursuant to Section 10.1(b)(i) constitutes a Regulatory Termination if the Company Shareholder Approval shall have been obtained at the time of such termination, irrespective of whether an Alternative Proposal shall have been publicly proposed, disclosed or announced and not withdrawn at least three (3) Business Days in advance of the Company Shareholder Meeting.

(b)	Any payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)

The Parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) in no event shall Parent be entitled, pursuant to this Section 10.3, to receive an amount greater than the Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or intentional breach, or as provided in Section 11.4, (x) if Parent receives the Termination Fee from the Company pursuant to this Section 10.3, such payment (together with any Collection Expenses) shall be the sole and exclusive remedy of Parent and the Merger Subs against the

Company and its Subsidiaries and none of the Company or any of the Company Subsidiaries shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions, that, without these agreements, Parent would not enter into this Agreement and that any amounts payable pursuant to this Section 10.3 do not constitute a penalty. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 10.3, the Company shall also pay any Collection Expenses incurred in obtaining a judgment against or settlement with the Company for the Termination Fee.

10.4	Regulatory Termination Fee

(a)

If this Agreement is terminated by the Company or Parent pursuant to (A) Section 10.1(b)(i) and if at the time of such termination all of the conditions set forth in Sections 9.1, 9.2 and 9.3 are satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied or waived on such date) or waived, except for either (1) the condition in Section 9.1(b) or Section 9.2(d), or (2) the condition in Section 9.1(c) (if in the case of this clause (2), the Order or Applicable Law in existence that has caused such condition not to be satisfied relates to the matters referenced in Section 9.1(b) and Section 9.2(d)), or (B) Section 10.1(b)(ii) (if the Order or Applicable Law relates to the matters referenced in Section 9.1(b) or Section 9.2(d)) (a termination of this Agreement made in accordance with and under the circumstances provided in either of the preceding clause (A) or clause (B), a “Regulatory Termination”), then, in each case, Parent shall pay, or cause to be paid, to the Company, in cash at the time specified in the following sentence, a fee in the amount of $180,000,000 (the “Regulatory Termination Fee”). The Regulatory Termination Fee shall be paid within three (3) Business Days after the date of termination of this Agreement.

(b)	Any payment of the Regulatory Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(c)

The Parties agree and understand that (i) in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion and (ii) in no event shall the Company be entitled, pursuant to this Section 10.4, to receive an amount greater than the Regulatory Termination Fee plus any Collection Expenses and any amounts then or thereafter to be paid under Section 8.3(f). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or intentional breach, (x) if the Company receives the Regulatory Termination Fee from Parent pursuant to this Section 10.4, such payment (together with any Collection Expenses and any amounts then or thereafter to be paid under Section 8.3(f)) shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and none of Parent or any of its Subsidiaries shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Parent acknowledges that the agreements contained in Section 8.3(f), this Section 10.4 and Section 10.5 are an integral part of the Transactions, that, without these agreements, the Company would not enter into this Agreement and that any amounts payable pursuant to Section 8.3(f), this Section 10.4 and Section 10.5 do not constitute a penalty. Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 10.4 and Section 10.5, Parent shall also pay any Collection Expenses incurred in obtaining a judgment against or settlement with Parent or any of its Affiliates for the Regulatory Termination Fee.

10.5	Costs Reimbursements

If this Agreement is terminated by Parent in accordance with the provisions of Section 10.1(c)(ii) or by the Company in accordance with Section 10.1(d)(ii), as the case may be, and such breach constitutes a

Willful Breach, then the breaching party shall reimburse the terminating party for all of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the Transactions, including the negotiation and execution of this Agreement and any Collection Expenses (collectively, the “Costs Reimbursement”), provided, that such Costs Reimbursement shall not affect any other rights or remedies of any Party hereunder.

11.	MISCELLANEOUS

11.1	Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Parent or the Merger Subs:

WillScot Mobile Mini Holdings Corp.
4646 E. Van Buren St. Suite 400
Phoenix, AZ 85008
Attn:	Hezron Lopez
Phone:	(480) 894-6311
Email:	Hezron.Lopez@willscot.com

With a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Beth Troy
David Ingles
Phone:	(212) 610-6300
Email:	beth.troy@allenovery.com
david.ingles@allenovery.com

If to the Company:

McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94551-7800
Attn:	Gilda Malek
Phone:	(925) 453-3331
Email:	gilda.malek@mgrc.com

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attn:	Jackie Liu
Phone:	(415) 268-6722
Email:	jliu@mofo.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

11.2	Nonsurvival of Representations and Warranties.

None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

11.3	Amendments and Waivers.

(a)

Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, that after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained. Notwithstanding anything to the contrary contained herein, no amendment, supplement or other modification or waiver or termination of this last sentence of Section 11.3, Section 11.6, Section 11.7, the last sentence of Section 11.8, Section 11.9, Section 11.11 or Section 11.14 (and in each case any of the defined terms used therein and any other provision of this Agreement to the extent an amendment, supplement or other modification or waiver or termination of such provision would impact or modify the substance of any of the foregoing provisions or defined terms) that is materially adverse to the interests of any Financing Source will be effective against a Financing Source without the prior written consent of such Financing Source so materially adversely affected.

(b)

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

11.4	Expenses.

Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided, however that the costs and expenses incurred in (a) the provision of any information and documentary material requested in connection with any Filings under the HSR Act or any other Antitrust Laws or requests or compliance obligations, if any, made prior to the Closing by any Governmental Authority under any Antitrust Law, and (b) obtaining and binding the D&O Insurance required by Section 7.3(b), including the prepaid “tail” policy contemplated by the last sentence of that Section, in each case shall be borne fully by Parent; provided, further, that the costs, fees and expenses of printing and mailing the Proxy Statement/Prospectus paid to the SEC in connection with the Integrated Mergers shall be shared equally by Parent and the Company.

11.5	Disclosure Schedule References and SEC Document References.

The Parties agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The Parties further agree that (other than with respect to any items disclosed in Section 4.15(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

11.6	Binding Effect; Benefit; Assignment.

(a)

The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties, are not intended to confer upon any Person other than the Parties any rights, benefits, remedies, obligations or liabilities hereunder, except:

(i)

only following the Effective Time, the right of each of (A) the Company’s shareholders to receive the Merger Consideration in respect of shares of Company Common Stock payable pursuant to Section 3.1 (subject to Section 3.7 and 3.9 and each such shareholder’s compliance with its obligations under Sections 3.5, 3.8 and 3.10 and such obligations as are otherwise set forth in the letter of transmittal contemplated by Section 3.5), and (B) the holders of Company SARs, Company RSU Awards and Company PSU Awards to receive, as applicable, Substitute RSU Awards or Merger Consideration pursuant to Section 3.2, as the case may be, which right shall be enforceable by such holders;

(ii)	the right of each of the Company Indemnified Parties to enforce the provisions of Section 7.3; and

(iii)

the right of each of the Financing Sources as an express third-party beneficiary of Section 11.3, this Section 11.6, Section 11.7, the last sentence of Section 11.8, Section 11.9, Section 11.11 or Section 11.14.

(b)

No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, except that Parent may assign its rights and interests (but not its obligations) hereunder to any Financing Source as collateral for security purposes in connection with the Financing without prior consent; provided, that such transfer or assignment shall not relieve Parent or the Merger Subs of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent or the Merger Subs.

11.7	Governing Law.

Except as provided in Section 11.8, this Agreement and all Proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, the Merger Subs or the

Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.8	Jurisdiction/Venue.

Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process in any action or Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.1 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.8 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its property in any action or Proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or Proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware; (e) waives any objection that it may now or hereafter have to the venue of any such action or Proceeding in any such court or that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, the Merger Subs and the Company agrees that a final judgment in any action or Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties, their respective Affiliates and their and their respective Affiliates’ shareholders, officers, directors, employees, controlling persons, agents, and Representatives (x) agrees that, subject to Section 11.14, it will not bring or support any Person in any Proceeding, including cross-claims and Third Party claims, before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the Financing or the performance thereof or the transactions or financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York (and any appellate courts thereof), (y) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (z) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 shall be effective service of process against it for any such action brought in any such court, (xx) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, (yy) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (zz) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.9	WAIVER OF JURY TRIAL.

EACH PARTY, EACH ON BEHALF OF ITSELF AND ANY OF ITS SUBSIDIARIES AND AFFILIATES, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY, EACH ON BEHALF OF ITSELF AND ANY OF ITS SUBSIDIARIES AND AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (INCLUDING BUT NOT LIMITED TO LITIGATION) OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE INTEGRATED MERGERS OR THE OTHER TRANSACTIONS THEREOF, INCLUDING ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY, EACH ON BEHALF OF ITSELF AND ANY OF ITS SUBSIDIARIES AND AFFILIATES, CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10	Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.11	Entire Agreement.

This Agreement and the other Transaction Documents (as applicable) constitute the entire agreement among the Parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter thereof.

11.12	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.13	Specific Performance.

The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law (a) for any breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party in connection with this Agreement, including, subject to Section 10.3(c) and Section 10.4(c), monetary damages, and (y) nothing contained in this Section 11.13 shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.1 or pursuing monetary damages (subject to Section 10.3(c) and Section 10.4(c)) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 10.1 or pursue any other remedies in connection with this Agreement that may be available then or thereafter.

11.14	No Recourse; Limitation of Liability.

Notwithstanding any provision of this Agreement or otherwise, the Parties agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that (a) this Agreement may only be enforced against, and any claim for breach of this Agreement may only be made against, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party hereto, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, Financing Source, Representative or agent of such Party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity Party hereto against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such Party or for any claim based on, arising out of or related to this Agreement or the Transactions. Notwithstanding anything to the contrary contained herein, the Parties (each on behalf of itself and any of its Subsidiaries and Affiliates) hereby waive any rights or claims, whether at law or at equity, in contract, in tort or otherwise against the Financing Sources in connection with this Agreement and hereby agree that in no event shall the Financing Sources have any liability or obligation hereunder to the Parties or their respective Subsidiaries and Affiliates, and in no event shall the Parties (and the Parties agree on behalf of their Subsidiaries and Affiliates not to) commence any action or proceeding against a Financing Source in connection with this Agreement, the Commitment Letter or the Financing or any of the transactions contemplated hereby and agrees to cause any such action or proceeding asserted by the

Company in connection with this Agreement, the Commitment Letter or the Financing or any of the transactions contemplated hereby to be dismissed or otherwise terminated. It is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages of any kind to the Company or any of its Subsidiaries or Affiliates in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated hereby; provided, that notwithstanding the foregoing, in no event shall this Section 11.14 or any other provision of this Agreement modify or impair the rights and remedies of the parties to the Commitment Letter (including any related fee letter or engagement letter) or any definitive documentation with respect to the Financing, and all such rights and remedies shall be as set forth in such agreements and as otherwise provided by Applicable Law.

11.15	Conflicts.

Each of the Parties hereby agrees on behalf of itself and its Affiliates (including Merger Sub I, Merger Sub II and, after the Closing, the Surviving Company and its Subsidiaries and any of their Affiliates) that Morrison & Foerster LLP (“MoFo”): (i) has represented the Company in connection with the Transactions and that MoFo has not acted as counsel for any other Person in connection with the Transactions and that no other Party to this Agreement or Person has the status of a client of MoFo for conflict of interest or any other purposes in connection with the Transactions; and (ii) has represented the Company, the Company Subsidiaries and their directors and officers, and may in the future represent the Company, the Company Subsidiaries and their directors and officers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLSCOT MOBILE MINI HOLDINGS CORP.

By:	/s/ Bradley L. Soultz
Name:	Bradley L. Soultz
Title:	Chief Executive Officer

BRUNELLO MERGER SUB I, INC.

By:	/s/ Bradley L. Soultz
Name:	Bradley L. Soultz
Title:	Chief Executive Officer

BRUNELLO MERGER SUB II, LLC

By:	WILLSCOT MOBILE MINI HOLDINGS CORP., ITS MANAGING MEMBER

By:	/s/ Bradley L. Soultz
Name:	Bradley L. Soultz
Title:	Chief Executive Officer

MCGRATH RENTCORP

By:	/s/ Joseph F. Hanna
Name:	Joseph F. Hanna
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger